Exhibit 10.2
LEASE
(Office)
     THIS LEASE (this “Lease”), dated as of May 30, 2008, is by and between MCWHINNEY 409CC, LLC, a Colorado limited liability company (“Landlord”), and CONSTANT CONTACT, INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:
     1. PRINCIPAL TERMS. Capitalized terms, first appearing in quotations in this Section, elsewhere in the Lease or any Exhibits, are definitions of such terms as used in the Lease and Exhibits and shall have the defined meaning whenever used.

1.1	“BUILDING”:	A building containing approximately fifty thousand (50,000) square feet of Rentable Area as defined in Section 2 below to be built upon the parcel of Real Property legally described on Exhibit B attached hereto located on Precision Drive in the City of Loveland, County of Larimer, State of Colorado.

1.2	“PREMISES”:	The entire Building containing approximately fifty thousand (50,000) square feet of Rentable Area as defined in Section 2 below and depicted on Exhibit A attached hereto.

1.3	“INITIAL TERM”:	Ten (10) years, subject to extension or earlier termination as set forth below.

	“Commencement Date”:	The first day following Substantial Completion of “Landlord’s Work” as defined in the Work Letter attached hereto as Exhibit D (the “Work Letter”).

1.4	“Expiration Date”: “BASE RENT”:	The last day of the calendar month in which the tenth (10th) anniversary of the Rent Commencement Date occurs unless extended pursuant to Sections 40, 41 and/or 42 below (subject to Tenant’s rights under Sections 3.2, 3.3 and 5.6 below).

	Annual	Monthly
Lease Years	Base Rent*	Base Rent*
1	$406,250.04	$33,854.17
2	$828,750.00	$69,062.50
3	$845,325.00	$70,443.75
4	$862,231.56	$71,852.63
5	$879,476.16	$73,289.68
6	$897,065.64	$74,755.47
7	$915,006.96	$76,250.58
8	$933,307.08	$77,775.59
9	$951,973.20	$79,331.10
10	$971,012.76	$80,917.73

*  The foregoing Base Rent is based upon the assumption that (i) exactly one-half (1/2) of the total Rentable Square Feet consisting of twenty-five thousand (25,000) Rentable Square Feet (as defined in Section 2 below) are allocated to the Premises in Lease Year 1 and (ii) all of the Rentable Square Feet consisting of fifty thousand (50,000) Rentable Square Feet (as defined in Section 2 below) are allocated to the Premises in Lease Years 2 through 10, inclusive. In the event that Tenant shall have two hundred twenty (220) or more employees or contract laborers working as part of Tenant’s business operations at the Premises prior to the expiration of Lease Year 1, Tenant shall promptly notify Landlord in writing of the date that such event first occurred (the “Rent Increase Date”) and the Base Rent to be paid by Tenant during the remainder of Lease Year 1 for the Premises shall be based upon the total Rentable Square Feet allocated to the Premises (i.e., 50,000) rather than one-half (1/2) of the total Rentable Square Feet allocated to the Premises (i.e., 25,000) in Lease Year 1 as set forth above. Subject to the provisions of Sections 5.5, 41 and 42 below, in the event of any increase or decrease in the Rentable Square Feet allocated to the Premises, the Base Rent shall be adjusted accordingly such that the same shall equal of Sixteen Dollars and Twenty-Five Cents ($16.25) per Rentable Square Foot, increased annually on a compounded basis at the rate of two percent (2%) per year. Unless the Premises are expanded pursuant to Sections 41 or 42 below, under no circumstances shall Tenant be required to pay Base Rent on more than 52,500 Rentable Square Feet.

1.5	“OPERATING EXPENSES”:	As defined in Section 6.1, Tenant’s Pro Rata Share of the Building: 100%

1.6	“DEPOSIT”:	Cash in the amount of One Hundred Thousand Dollars ($100,000.00).

1.7	“PERMITTED USE”:	General office use, including the operation of a twenty-four (24) hour per day, seven (7) day per week call center, training, seminars, and any other lawful purpose ancillary to such use. In no event may medical use or retail sales transactions by Tenant of tangible personal property be initiated, consummated, conducted, transacted or otherwise occur from or within any portion of the Premises.

1.8	“RENT COMMENCEMENT DATE”	The later of: (i) the Commencement Date, and (ii) the earlier of (a) the later of (1) the date that is one hundred fifty (150) days after the Delivery Date (extended by one (1) day for each day of Landlord Delay), and (2) the date that is one hundred five (105) days after the completion of Landlord’s Secondary Initial Work (extended by one (1) day for each day of Landlord Delay), and (b) the date that Tenant commences beneficial use of the Premises for its business purposes.

1.9	LANDLORD’S NOTICE ADDRESS:	McWhinney 409CC, LLC
Attention: Vice President of Property Management
2725 Rocky Mountain Avenue, Ste. 200
Loveland, CO 80538

With copy to:

Hasler, Fonfara and Maxwell LLP
Attention: Joseph H. Fonfara
125 S. Howes, 6th Floor (Zip Code: 80521)
P.O. Box 2267
Fort Collins, CO 80522

With copy to:

McWhinney Real Estate Services, Inc.
Attention: Chief Financial Officer
2725 Rocky Mountain Avenue, Ste. 200
Loveland, CO 80538

1.10	LANDLORD’S TAX I.D.:	26-2653860

1.11	TENANT’S NOTICE ADDRESS: Pre-Commencement Address:	Constant Contact, Inc. Reservoir Place
1601 Trapelo Road, Suite 329
Waltham, MA 02494

With copy to:

Wilmer Cutler Pickering Hale & Dorr LLP
Attn: Paul Jakubowski, Esq.
60 State Street
Boston, MA 02109

	Post-Commencement Address:	Address of the Premises

With copy to:

Wilmer Cutler Pickering Hale & Dorr LLP
Attn: Paul Jakubowski, Esq.
60 State Street
Boston, MA 02109

1.12	TENANT’S TAX I.D.:	04-3285398

1.13	LANDLORD’S BROKER:	McWhinney Real Estate Services, Inc.
2725 Rocky Mountain Avenue, Ste. 200
Loveland, CO 80538

1.14	COOPERATING BROKER:	McCall & Almy, Inc.
One Post Office Square
Boston, MA 02109

1.15	“LEASE YEAR”	A period of twelve (12) consecutive full calendar months (except for the first Lease Year, which may be longer as provided in the next sentence). The first Lease Year shall commence on the Rent Commencement Date and expire at midnight on the last day of the calendar month in which the first anniversary of the Rent Commencement Date occurs, provided, however, if the Rent Commencement Date occurs on the first day of the month, then the first Lease Year shall expire on the last day of the calendar month immediately preceding the first anniversary of the Rent Commencement Date. Succeeding Lease Years shall each commence on the first (1st) day following the end of the preceding Lease Year.

1.16	ATTACHMENTS:	Exhibit A — The Premises
Exhibit B — Real Property
Exhibit C — Commencement Certificate
Exhibit D — Work Letter
Exhibit E — Initial Landlord’s Work
Exhibit F — Operating Expense Estimate
Exhibit G — Approved Location of Certain Tenant Improvements
Exhibit H — Parking Lot
Exhibit I — Expansion Parcel
Exhibit J — Rules and Regulations
Exhibit K — Title Restrictions
     2. GENERAL COVENANTS. Tenant covenants and agrees to pay Rent and perform the obligations hereafter set forth and in consideration therefor Landlord leases to Tenant the real property described on Exhibit B (the “Real Property”), together with the Building constructed thereon, for the Term, together with a non-exclusive right, subject to the provisions hereof, to use any common drives, access ways or parking serving the Premises or the Building or which are necessary for Tenant’s use as permitted hereunder (the “Common Areas”). The rentable area of the Premises shall equal the gross square footage of the Building (“Rentable Area” or “Rentable Square Feet”). The Building, Real Property and appurtenances are hereinafter collectively sometimes called the “Building Complex.” Tenant acknowledges that the Real Property is subject to various recorded agreements, restrictions, easements and other recorded instruments, including, but not limited to, (i) the Second Restated and Amended Master Declaration of Covenants, Conditions and Restrictions for Centerra as recorded in the Larimer County, Colorado records (as supplemented and amended, the “Declaration”); (ii) the Centerra Design Guidelines (as supplemented and amended, the “Design Guidelines”); (iii) the Millennium General Development Plan (as supplemented and amended, the “Development Plan”); (iv) the MHC LLLP Restrictions (as defined in Section 32 below); (v) the PIF Covenant (as defined in Section 33 below); and (vi) the RSF Covenant (as defined in Section 33 below). In accordance with the terms hereof, Tenant agrees to be bound by and to abide by all such restrictions and requirements, including the Declaration, the Design Guidelines, the Development Plan, the MHC LLLP Restrictions, the PIF Covenant and the RSF Covenant, and all other obligations and restrictions described in Section 33 below. In addition, Tenant further acknowledges that the Real Property is subject to Centerra Metropolitan District Nos. 2 and 4 providing for the installation of certain infrastructure improvements to benefit the Premises and other improvements in the project generally known as “Centerra,” including, but not limited to, roadways, sanitary sewer lines, water lines and storm drainage facilities and extensions thereof. All such recorded agreements, restrictions, easements and other recorded instruments, including, the Declaration, the Design Guidelines, the Development Plan, the MHC LLLP Restrictions, the PIF Covenant and the RSF Covenant, shall be herein referred to as the “Title Restrictions.” Landlord represents that the Real Property is zoned for business park uses, including, without limitation, general office and call center use. Landlord represents and warrants that this Lease shall not be subject to any Title Restrictions other than (i) the Title Restrictions described on Exhibit K attached hereto, and (ii) any Title Restrictions hereinafter recorded that do not interfere with Tenant’s use of the Premises for the Permitted Uses or impose additional costs upon Tenant (regardless of whether such costs are imposed directly under such Title Restriction or pursuant to this Lease).
     3. TERM.
          3.1 The Initial Term of the Lease commences at 12:01 a.m. on the Commencement Date and terminates at 12:00 midnight on the Expiration Date, unless extended or earlier terminated as set forth herein (the Initial Term together with any extensions thereof is herein referred to as the “Term”).
          3.2 Notwithstanding the foregoing, Tenant shall have the option to terminate this Lease with respect to the original Premises effective at any time after the seventh (7th) anniversary of the Commencement Date hereof, provided that Tenant shall provide Landlord with not less than twelve (12) months’ prior written notice of such early termination (“First

Termination Option”). Upon the effective date of such termination, Tenant shall pay Landlord a payment equal to the sum of: (i) all unamortized tenant improvement costs (excluding costs of Landlord’s Work, and not to exceed amounts expended by Landlord under the Finish Allowance), leasing commissions and legal fees, in each case to the extent paid by Landlord in connection with this Lease (amortized over a ten [10] year period at an interest rate of nine and five/tenths percent [9.5%]), plus (ii) an amount equal to Base Rent (i.e. excluding the Tenant’s Pro Rata Share of estimated Operating Expenses and any other additional rent hereunder) for the next four (4) calendar months subsequent to the effective date of such termination (the “First Termination Option Termination Fee”).
          3.3 In the event that the Initial Term of this Lease is extended pursuant to (x) Tenant’s exercise of the expansion option pursuant to Section 41 below, (y) or Tenant’s exercise of the Right of First Refusal pursuant to Section 42 below; then, in either event, Tenant shall have the option to terminate this Lease with respect to the entire Premises (including the Expansion Space and any Potential Offering Space) effective at any time after the seventh (7th) anniversary of the Expansion Commencement Date or Offering Space Commencement Date, as applicable. Upon the effective date of such termination, Tenant shall pay Landlord a payment equal to the sum of: (i) the portion of the First Termination Option Termination Fee which would have been paid by Tenant if Tenant had exercised the First Termination Option at such time with respect to the original Premises pursuant to Section 3.2 above, plus (ii) all unamortized tenant improvement costs (excluding costs of Landlord’s Work, and not to exceed amounts expended by Landlord under the Finish Allowance), leasing commissions and legal fees, in each case to the extent paid by Landlord in connection with this Lease with respect to the Expansion Space or Potential Offering Space, as applicable (amortized over a ten [10] year period at an interest rate of nine and five/tenths percent [9.5%]), plus (iii) an amount equal to Base Rent for the Expansion Space or Potential Offering Space, as applicable (i.e. excluding the Tenant’s Pro Rata Share of estimated Operating Expenses and any other additional rent hereunder) for the next four (4) calendar months subsequent to the effective date of such termination (the “Second Termination Option Termination Fee”). Notwithstanding the foregoing, at such time as the Expansion Space or Potential Offering Space (as applicable) is added to the Premises and the Initial Term of this Lease is extended as set forth in Section 41.8 or Section 42.6 below (as applicable), the First Termination Option granted by Landlord to Tenant pursuant to Section 3.2 above shall be deemed automatically revoked.
     4. RENT. Commencing on the Rent Commencement Date and on the first day of each calendar month of the Term thereafter, Tenant shall pay Base Rent in the monthly amount stated in Section 1.4, in advance without notice (all amounts, including Base Rent, to be paid by Tenant pursuant to this Lease as the context requires are sometimes referred to collectively as “Rent[s]”). Rents shall be paid without set off, abatement, or diminution (except as expressly set forth herein), to Landlord at 2725 Rocky Mountain Avenue, Suite 200, Loveland, Colorado 80538, or at such other place as Landlord from time to time designates in writing in accordance with Section 29.2 below. In the event of any partial Lease Year during the Term, Tenant shall only be required to pay Rent allocable to the calendar months during such partial Lease Year. Rent allocable to any partial calendar month during the Term shall be prorated on a per diem basis.
     5. COMPLETION OF THE PREMISES.
          5.1 Landlord shall deliver possession of the Premises to Tenant on the Commencement Date, vacant, broom clean and with the Landlord’s Work Substantially Complete (as defined in the Work Letter). Except for the Landlord’s Work (including, without limitation, any Punch List Items or latent defects), Landlord shall have no obligation for completion or remodeling of the Premises, and Tenant shall accept the Premises in their “as is” condition on the Commencement Date. Notwithstanding the foregoing, Landlord represents and warrants that all building systems constituting part of Landlord’s Work shall be in good working condition, order and repair as of the Commencement Date. Promptly after the Commencement Date, Landlord and Tenant agree to execute a Commencement Certificate in the form attached hereto as Exhibit C setting forth the exact Commencement Date and Expiration Date.

          5.2 Notwithstanding any provision to the contrary herein, on or before the date that is one hundred fifty (150) days prior to the Commencement Date (the “Delivery Date”), Landlord shall provide Tenant with access to the Premises. Item Nos. 1 through 7, inclusive, of “Initial Landlord’s Work” described on Exhibit E attached hereto shall be completed on or before the Delivery Date and remaining Item Nos. 8 through 13, inclusive, of “Initial Landlord’s Work” described on said Exhibit E shall be completed not less than one hundred five (105) days prior to the Commencement Date. Such Item Nos. 8 through 13, inclusive, of “Initial Landlord’s Work” described on Exhibit E attached hereto shall be referred to herein as “Landlord’s Secondary Initial Work.” Tenant shall be permitted continuous access to the Premises from and after the Delivery Date to enable Tenant to construct the Tenant’s Finish Work (as defined in the Work Letter) and install equipment, furniture, systems, telephone/data and otherwise perform such work to prepare the Premises for Tenant’s occupancy. Landlord shall also provide Tenant with early access to the Premises prior to the Delivery Date to allow Tenant to install wire, cabling, conduits and other related equipment and facilities related to or serving the HVAC and electrical systems at the Premises. Tenant and Landlord shall coordinate the timing and scope of such work at the Premises prior to the Delivery Date in order to allow for any Tenant installations that may be installed prior to the completion of the applicable portions of the Landlord’s Work. All such early access to the Premises, regardless of whether it occurs before or after the Delivery Date, shall not trigger the “Commencement Date” or the “Rent Commencement Date” of this Lease, and shall be subject to such reasonable rules and regulations as shall be established by Landlord to protect Landlord’s Work, minimize conflicts between contractors and subcontractors and maintain safety at the Premises. Commencing on the Delivery Date, Tenant agrees that all terms and provisions of this Lease shall be in effect, excluding, however, Tenant’s obligation to pay Rent which shall commence on the Rent Commencement Date as provided in Section 1.8 above.
          5.3 Except as provided in the Work Letter, and except for any latent defects or Punch List Items, taking possession of the Premises by Tenant on the Commencement Date shall be conclusive evidence that the Premises are in the condition agreed between Landlord and Tenant and shall constitute an acknowledgment by Tenant of satisfactory completion of any work which Landlord has agreed to perform.
          5.4 Notwithstanding any provision to the contrary herein, Landlord represents and warrants to Tenant that (a) to the best of Landlord’s knowledge, as of the Commencement Date, the Building and the Premises shall be in material compliance with all environmental laws; (b) as of the Commencement Date, the Building and the Premises shall be in material compliance with all applicable zoning laws, land use laws, agreements and the requirements of the Title Restrictions insofar as they relate to the Real Property described on Exhibit B and there shall be no violations of the Title Restrictions which will materially interfere with Tenant’s use or occupancy of the Premises and the Building; (c) the use of the Premises for general office purposes and for the operation of a 24 hour per day, 7 day per week call center is permitted as of right at the Real Property under all Applicable Legal Requirements; (d) Landlord has full power and authority to enter into this Lease and has obtained all consents and taken all actions necessary in connection therewith; (e) no other party has any possessory right to the Premises or has claimed the same; and (f) Landlord shall acquire fee simple title to the Real Property on or before July 15, 2008 (“Acquisition Deadline Date”), subject to no mortgage other than a construction loan with a lender to be selected by Landlord and whose identity shall be disclosed to Tenant no later than ten (10) days following the date of the recording of such lender’s mortgage or deed of trust encumbering the Real Property. In the event Landlord shall fail to acquire fee simple title to the Real Property on or before the Acquisition Deadline Date, Tenant may thereafter elect to terminate this Lease by giving written notice to Landlord of such election at any time prior to the acquisition of fee simple title to the Real Property by Landlord.
          5.5 Within sixty (60) days after the Commencement Date, Landlord and Tenant may each have the Premises measured by an architect or engineer (“Landlord’s Professional” or “Tenant’s Professional,” as applicable) and provide the other party with written notice of such measurement (“Revised Measurement”). If the Revised Measurement of either party reveals that the Rentable Area of the Premises is less than or greater than that specified in this Lease, and upon acceptance of the Revised Measurement by the other party, or pursuant to the determination of the Independent Professional as set forth in the following grammatical paragraph, as applicable (“Final Measurement”), then, effective as of the Rent Commencement Date, the amounts set forth in this Lease for Base Rent and any other charges based upon the size of the Premises shall be revised based upon such Final Measurement. In such event, the parties hereto shall promptly execute a supplemental instrument evidencing the revised amounts; provided, however, that if the Final Measurement reveals that the Rentable Area of the Premises is greater than 52,500 Rentable Square Feet, then Base Rent and other charges based upon the size of the

Premises shall be revised based upon a deemed square footage of 52,500 Rentable Square Feet.
     If either party does not agree with the Revised Measurement determined by Landlord’s Professional or Tenant’s Professional, as applicable, such party disputing the measurement may have the Premises remeasured by its architect or engineer within thirty (30) days after such party’s receipt of the Revised Measurement and the Landlord’s Professional and Tenant’s Professional shall consult with each other to reconcile any difference. If Landlord’s Professional and Tenant’s Professional are unable to mutually agree upon the Rentable Area of the Premises within fifteen (15) days after the expiration of such 30-day period, then Landlord’s Professional and Tenant’s Professional shall select a third qualified architect or engineer (“Independent Professional”) within such 15-day period and such Independent Professional shall, within five (5) business days after his or her selection, make a determination as to the gross square footage contained within the Building and constituting the “Rentable Area” or “Rentable Square Feet” and provide notice of the same in writing to the parties. The determination of the Independent Professional shall be final and binding upon the parties. Such final measurement determined pursuant to the preceding sentence shall be deemed the “Final Measurement” set forth in the preceding paragraph.
     Landlord shall be responsible for the payment of the fee of the Landlord’s Professional and Tenant shall be responsible for the payment of the fee of the Tenant’s Professional. If an Independent Professional is selected to measure the Premises, the fee of the Independent Professional shall be borne equally by Landlord and Tenant.
     If Tenant shall have made any payments to Landlord prior to the Final Measurement, then a prompt adjustment shall be made in said payments to reflect the revised amounts. Any overpayment by Tenant shall be credited by Landlord against Rent next due and payable, and any underpayment by Tenant shall be due to Landlord within thirty (30) days after the Final Measurement is complete. The determination of the measurement shall be computed in accordance with the current BOMA Standard Methods for Measuring Floor Area in Industrial Buildings for a Single Occupancy One Story Building using the Exterior Wall Methodology.
          5.6 Notwithstanding any provision to the contrary contained in this Lease or the Work Letter attached hereto as Exhibit D, in the event that the Commencement Date is later than three hundred ninety (390) days following the date of the issuance by the City of Loveland, Colorado, of a footing and foundation permit for the Building (subject to extension for any Force Majeure Delay or any Tenant Delay, as defined in the Work Letter attached hereto as Exhibit D) (the “Outside Termination Date”), then Tenant shall have the right to terminate this Lease by written notice to Landlord at any time after the Outside Termination Date, but prior to the Commencement Date.
     6. OPERATING EXPENSES.
          6.1 Definitions. The additional terms below have the following meanings in this Lease:
               (1) “Landlord’s Accountants” means that individual or firm employed by Landlord from time to time to keep the books and records for the Building Complex, and/or to prepare the federal and state income tax returns for Landlord with respect to the Building Complex, which books and records shall be certified to by a representative of Landlord. All determinations made hereunder shall be reasonably made by Landlord’s Accountants unless otherwise stated.
               (2) “Building Rentable Area” means approximately fifty thousand (50,000) gross square feet of space in the Building, subject to adjustment in accordance with Section 5.5 above. If there is a change in the aggregate Building Rentable Area as a result of an addition, partial destruction, modification to building design, or similar cause which causes a reduction or increase in the Building Rentable Area on a permanent basis, then Landlord’s Accountants shall make such adjustments in the computations as are necessary to provide for such change.
               (3) “Tenant’s Pro Rata Share” or “Pro Rata Share” means the percentage set forth in Section 1.5.
               (4) “Operating Expense Year” means each calendar year during the Term, except that the first Operating Expense Year begins on the Rent Commencement Date and ends on December 31 of such calendar year and the last

Operating Expense Year begins on January 1 of the calendar year in which this Lease expires or is terminated and ends on the date of such expiration or termination. If an Operating Expense Year is less than twelve (12) months, Operating Expenses for such year shall be prorated on a per diem basis.
               (5) “Operating Expenses” means all operating expenses of any kind or nature, paid or incurred by the Landlord, which are in Landlord’s reasonable judgment necessary, appropriate, or customarily incurred in connection with the operation, service and maintenance of the Building Complex, including costs incurred in fulfillment of Landlord’s services, operation and maintenance obligations under the terms of this Lease. “Operating Expenses” include:
          (a) All real property taxes and assessments, including assessments made pursuant to Centerra Metropolitan District Nos. 2 and 4, levied against the Building Complex by any governmental or quasi-governmental authority, including taxes, assessments, surcharges, or service or other fees of a nature not presently in effect which are hereafter levied on the Building Complex as a result of the use, ownership or operation of the Building Complex or for any other reason, whether in lieu of or in addition to, any current real estate taxes and assessments. Any assessments made by Centerra Metropolitan District Nos. 2 and 4 against the Building Complex shall be uniformly applicable to all other real property within Centerra Metropolitan District Nos. 2 and 4. In no event shall taxes and assessments include any federal or state income taxes levied or assessed on Landlord. Expenses for tax consultants to contest taxes or assessments are also included as “Operating Expenses” (all of the foregoing are collectively referred to herein as “Taxes”). Taxes also include special assessments, license taxes, business license fees, business license taxes, commercial rental taxes, levies, charges, penalties or taxes, imposed by any authority against the Premises, Building Complex or any legal or equitable interest of Landlord thereon. Special assessments are deemed payable in such number of installments permitted by law, whether or not actually so paid, and include any applicable interest on such installments. Taxes (other than special assessments) are computed on an accrual basis based on the year in which they are levied, even though not paid until the following Operating Expense Year. Tenant shall have the right to require Landlord to seek abatements of Taxes in accordance with all applicable municipal procedures, and Landlord agrees to undertake such action on behalf of Tenant, provided that the cost of any such abatement proceeding shall be deemed an Operating Expense. After Tenant requests Landlord to seek an abatement of Taxes, Landlord, in paying any Taxes, shall not make such payment in such an amount, in such a manner, or at such a time as would prejudice any abatement proceeding unless failure to make such payment would jeopardize Landlord’s interest in the Premises, Building or Real Property, in which case payment shall be made so that such interest is not so jeopardized. Notwithstanding the foregoing or any provision to the contrary herein, the following shall be excluded from Taxes and shall be paid solely by Landlord: inheritance, estate, succession, transfer, gift, franchise, or capital stock tax, or any income taxes arising out of or related to ownership and operation of income producing real estate, or any excise taxes imposed upon Landlord based upon gross or net rentals or other income received by it;
          (b) Costs of supplies, including costs of relamping and replacing ballasts in all Building standard tenant lighting;
          (c) Costs of energy for the Building Complex (except to the extent paid directly by Tenant to the applicable service provider), including costs of propane, butane, natural gas, steam, electricity, solar energy and fuel oils, coal or any other energy sources;
          (d) Costs of water and sanitary and storm drainage services;
          (e) Costs of security services;

          (f) Costs of general maintenance, repairs, and replacements including costs under HVAC and other mechanical maintenance contracts; and repairs and replacements of equipment used in maintenance and repair work;
          (g) Costs of maintenance, repair and replacement of landscaping;
          (h) Insurance premiums for the Building Complex, including all-risk or multi-peril coverage, together with loss of rent endorsement; the part of any claim paid under the deductible portion of any insurance policy carried by Landlord; public liability insurance; and any other insurance carried by Landlord on any component parts of the Building Complex;
          (i) Except as otherwise provided herein, all labor costs, including wages, costs of worker’s compensation insurance, payroll taxes, fringe benefits, including pension, profit-sharing and health benefits, and legal fees and other costs incurred in resolving any labor dispute;
          (j) Professional building management fees, costs and expenses, including costs of office space and storage space required by management for performance of its services (said building management may, at Landlord’s option, be performed either by a third-party or Landlord-affiliated property management company), in an amount not to exceed four percent (4%) of all gross receipts paid to Landlord pursuant to this Lease;
          (k) Legal, accounting, inspection, and other consulting fees (including fees for consultants for services designed to produce a reduction in Operating Expenses or improve the operation, maintenance or state of repair of the Building Complex);
          (l) Costs of capital improvements and structural repairs and replacements to the Building Complex to conform to changes subsequent to the Commencement Date in any statutes, rules, regulations, zoning laws, other laws, codes, ordinances, decrees and orders of applicable federal, state and local governmental authorities (“Applicable Laws”) (all such capital improvements, repairs and replacements herein referred to as “Required Capital Improvements”); and the costs of any capital improvements and structural repairs and replacements designed primarily to reduce Operating Expenses, but only to the extent of any resulting reductions in Operating Expenses (herein “Cost Savings Improvements”). Expenditures for Required Capital Improvements and Cost Savings Improvements will be amortized at a market rate of interest over the useful life of such capital improvement (as determined in accordance with generally accepted accounting principles);
          (m) Costs incurred for Landlord’s Accountants including costs of any experts and consultants engaged to assist in making the computations; and
          (n) All dues, assessments, impositions and charges payable to associations.
“Operating Expenses” do not include:
                    (i) Costs of work which Landlord performs for any tenant, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building Complex;
                    (ii) Costs incurred by Landlord to the extent that Landlord is reimbursed by insurance proceeds or is otherwise reimbursed;
                    (iii) Leasing commissions, advertising and promotional expenses, and other costs incurred in leasing space in the Building Complex, and costs of acquisition and maintenance of signs in or on the Building Complex identifying the owner of the Building Complex or other tenants;

                    (iv) Costs of repairs or rebuilding necessitated by condemnation;
                    (v) Any bad debt expenses and interest, principal, points and fees on debts or amortization on any mortgage or other debt instrument encumbering the Building, Building Complex or the Real Property;
                    (vi) Depreciation, amortization and interest payments, except on equipment, materials, tools, supplies and vendor type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;
                    (vii) To the extent paid directly by the Tenant, as hereinafter provided, electrical costs for the Premises and janitorial services for the Premises;
                    (viii) Costs that represent income or use taxes of Landlord other than use taxes charged to Landlord for equipment, materials or supplies used by Landlord in connection with maintenance and repair as set forth above; and salaries and other benefits paid to the employees of Landlord to the extent customarily included in or covered by a management fee (if any), provided that in no event shall Operating Expenses include salaries and/or benefits attributable to personnel above the level of Building manager;
                    (ix) Any ground or underlying lease rental;
                    (x) Marketing costs, including leasing commissions, attorneys’ fees (in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments), space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building Complex;
                    (xi) Expenses voluntarily incurred by Landlord (but not mandatory expenses for which payment by Landlord is required) in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly;
                    (xii) Costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building Complex or any Title Restrictions;
                    (xiii) Management fees paid or charged by Landlord in connection with the management of the Building, except to the extent expressly provided above;
                    (xiv) Rent for any office space occupied by Building management personnel to the extent the size or rental rate for of such office space exceeds the size or fair market rental value of office space occupied by management personnel of comparable buildings in the vicinity of the Building;
                    (xv) Amounts paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis, excluding property management services incurred pursuant to Section 6.1(5)(j) which shall be an “Operating Expense;”
                    (xvi) Landlord’s general corporate overhead and general and administrative expenses;
                    (xvii) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

                    (xviii) Services provided, taxes, attributable to, and costs incurred in connection with the operation of any retail, restaurant and garage operations for the Building, and any replacement garages or parking facilities and any shuttle services;
                    (xix) Costs incurred in connection with upgrading the Building to comply with laws, rules, regulations and codes in effect prior to the Commencement Date;
                    (xx) Except as expressly provided in Section 6.1(5)(a), all assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid;
                    (xxi) Costs arising from the gross negligence or willful misconduct of Landlord or other tenants or occupants of the Building or their respective agents, employees, licensees, vendors, contractors or providers of materials or services;
                    (xxii) Costs arising from Landlord’s charitable or political contributions;
                    (xxiii) Costs arising from latent defects or original design defects in the Building construction, materials or equipment, or repair thereof;
                    (xxiv) Costs for sculpture, paintings or other objects of art;
                    (xxv) Costs and assessments arising under the Title Restrictions resulting from or attributable to (i) procuring building permits in connection with the Landlord’s Work, or (ii) the installation or connection of utilities and drainage facilities at the Real Property;
                    (xxvi) Costs and assessments arising under the Declaration resulting from or attributable to Special Assessments (as defined in the Declaration); and
                    (xxvii) Costs associated with the operation of the business of the entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants.
               (6) Landlord has prepared in good faith an estimated budget for Operating Expenses for a full twelve (12) month period attached hereto as Exhibit F. Such estimate is provided without representation or warranty as to the accuracy thereof.
          6.2 Estimated Payments. During each Operating Expense Year beginning with the first month of the first Operating Expense Year and continuing each month thereafter throughout the Term, Tenant shall pay Landlord, at the same time as Base Rent is paid, an amount equal to Tenant’s Pro Rata Share of one-twelfth (1/12) of Landlord’s estimate of any Operating Expenses for the particular Operating Expense Year (“Estimated Payment”).

          6.3 Annual Adjustments.
               (1) Within ninety (90) days after the end of each Operating Expense Year, Landlord shall submit to Tenant a statement setting forth the exact amount of Tenant’s Pro Rata Share of the Operating Expenses for such Operating Expense Year (the “Operating Statement”). As soon as reasonably possible after the beginning of the second Operating Expense Year (but in no event in excess of ninety (90) days thereafter), Landlord’s Operating Statement shall set forth the difference, if any, between Tenant’s actual Pro Rata Share of Operating Expenses allocable to the Operating Expense Year just completed and the Estimated Payments by Tenant allocable to such Operating Expense Year. Each Operating Statement shall also set forth the projected increase or decrease, if any, in Operating Expenses for the new Operating Expense Year and the resulting increase or decrease in Tenant’s monthly Rent for such new Operating Expense Year above or below the Rent paid by Tenant for the immediately preceding Operating Expense Year.
               (2) To the extent that Tenant’s Pro Rata Share of Operating Expenses for the period covered by an Operating Statement is different from the Estimated Payments by Tenant allocable to the Operating Expense Year just completed, Tenant shall pay Landlord any deficiency within thirty (30) days following receipt by Tenant of the Operating Statement, or receive a credit from Landlord against the next due Rent in an amount equal to any overpayment by Tenant (provided, however, that if the Lease is terminated, or to the extent that the amount of such overpayment exceeds Rent payable for the remainder of the Term of this Lease, Landlord shall provide Tenant with a cash reimbursement within thirty (30) days after delivery of the Operating Statement), as the case may be. Until Tenant receives an Operating Statement, Tenant’s Estimated Payment for the new Operating Expense Year shall continue to be paid at the prior Estimated Payment amount, but Tenant shall commence payment of Rent based on the new Estimated Payment amount beginning on the first day of the calendar month following the calendar month in which Tenant receives the new Operating Statement. Tenant shall also pay Landlord or deduct from the Rent next due and payable, as the case may be, on the date required for the first payment, as adjusted, the difference, if any, between the Estimated Payment for the new Operating Expense Year set forth in the Operating Statement and the Estimated Payment actually paid during the new Operating Expense Year (provided, however, that if the Lease is terminated, or to the extent that the amount of such difference exceeds Rent payable for the remainder of the Term of this Lease, Landlord shall provide Tenant with a cash reimbursement within thirty (30) days after delivery of the Operating Statement). If, during any Operating Expense Year, there is a change in the information on which Tenant is then making its Estimated Payments so that the prior estimate is no longer accurate, Landlord may revise the estimate and there shall be such corresponding adjustments made in the monthly Rent on the first day of the calendar month following notice to Tenant as shall be necessary by either increasing or decreasing, as the case may be, the amount of monthly Rent then being paid by Tenant for the balance of the Operating Expense Year.
          6.4 Miscellaneous. In no event will any decrease in Rent pursuant to any provision hereof result in a reduction of Rent below the Base Rent. Delay by Landlord in submitting any Operating Statement for any Operating Expense Year does not affect the provisions of this Section except to the extent provided hereunder, or constitute a waiver of Landlord’s rights for such Operating Expense Year or any subsequent Operating Expense Years. Notwithstanding any provision to the contrary contained herein, in no event shall Tenant be responsible for any adjusted or additional Rent amounts charged by Landlord with respect to any particular Operating Expense Year unless invoiced to Tenant on or before the date that is eighteen (18) months after the conclusion of such Operating Expense Year.
          6.5 Dispute. If Tenant disputes an adjustment submitted by Landlord or a proposed increase or decrease in the Estimated Payment, Tenant shall give Landlord notice of such dispute within one hundred eighty (180) days after Tenant’s receipt of the adjustment. If Tenant does not give Landlord timely notice, Tenant waives its right to dispute the particular adjustment. If Tenant timely objects, Tenant may engage its own certified public accountants (“Tenant’s Accountants”) to verify the accuracy of the statement complained of or the reasonableness of the estimated increase or decrease. If Tenant’s Accountants determine that an error has been made, Landlord’s Accountants and Tenant’s Accountants shall endeavor to agree upon the matter, failing which such matter shall be submitted to an independent certified public accountant selected by Landlord, with Tenant’s reasonable approval, for a determination which will be conclusive and binding upon Landlord and Tenant. All costs incurred by Tenant for Tenant’s Accountants shall be paid for by Tenant unless Tenant’s Accountants disclose an error, acknowledged by Landlord’s Accountants (or found to have occurred through the above independent determination), of more than five percent (5%) in the computation of the total amount of Operating Expenses, in which event

Landlord shall pay the reasonable costs incurred by Tenant to obtain such audit. Notwithstanding the pendency of any dispute, Tenant shall continue to pay Landlord the amount of the Estimated Payment or adjustment determined by Landlord’s Accountants until the adjustment has been determined to be incorrect. If it is determined that any portion of the Operating Expenses were not properly chargeable to Tenant, then Landlord shall credit such amount against Rent next due and payable (provided, however, that if the Lease is terminated, or to the extent that such amount exceeds Rent payable for the remainder of the Term of this Lease, Landlord shall provide Tenant with a cash reimbursement within thirty [30] days after such determination).
     7. SERVICES.
          7.1 Subject to the provisions below, Landlord agrees, in accordance with standards reasonably determined by Landlord from time to time for the Building (provided that such standards shall be at levels comparable to those at similar first class buildings within the master-planned community known as “Centerra” or in other comparable master-planned communities situated in northern Colorado): (1) to furnish hot and cold running water at those points of supply for general use by Tenant; and (2) to furnish heated or cooled air (as applicable), electrical current, and maintenance (to the extent required under Section 11 below) to the Premises for standard office and call center use (items [1] and [2] are jointly called “Services”). The costs incurred by Landlord in providing such Services, except for the initial installation costs in connection therewith (which shall be performed by Landlord at its sole cost and expense to the extent included in Landlord’s Work), shall be included within “Operating Expenses,” subject to the Amortization Requirement (defined below). Tenant shall have access to the Premises 24 hours a day, 7 days a week for the Permitted Use.
          7.2 Tenant shall pay for the costs (whether directly or as an Operating Expense) of all utility deposits, fees and monthly service charges for electricity and natural gas services to the Premises. Tenant shall also pay the cost of replacing light bulbs and/or tubes and ballasts used in all lighting in the Premises.
          7.3 Landlord may, upon prior written notice to Tenant (except that in the case of emergency Landlord may provide written notice to Tenant within a reasonable time thereafter), temporarily discontinue, reduce, or curtail Services to the extent necessary due to accident, casualty repairs, alterations, strikes, lockouts, Applicable Legal Requirements, or any other happening beyond Landlord’s reasonable control. Except as provided in Section 7.4 below, Landlord is not liable for damages to Tenant or any other party as a result of any interruption, reduction, or discontinuance of Services (either temporary or permanent) nor shall the temporary occurrence of any such event be construed as an eviction of Tenant, or cause or permit an abatement, reduction or setoff of Rent (except as specifically provided in this Lease), or operate to release Tenant from Tenant’s obligations.
          7.4 An “Abatement Event” shall be defined as an event or circumstance (other than those addressed in Sections 18 and 19 below) that is within the reasonable control of Landlord and which prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide Services (as defined in Section 7.1 above) or access to the Premises. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s other monetary obligations to Landlord shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, Rent to Landlord shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. The term “Eligibility Period” shall mean a period of three (3) consecutive days after Landlord’s receipt of any Abatement Notice(s). In addition, if an Abatement Event continues for one hundred eighty (180) consecutive days after any Abatement Notice, Tenant may terminate this Lease by written notice to Landlord at any time prior to the date such Abatement Event is cured by Landlord.
          7.5 Tenant shall promptly notify Landlord of any accidents or material defects in the Building of which Tenant actually becomes aware, including defects in pipes, electric wiring, and HVAC equipment, and of any condition which may cause material injury or damage to the Building or any person or property therein.
     8. QUIET ENJOYMENT. So long as this Lease is in full force and effect, Tenant is entitled to the quiet enjoyment and peaceful possession of the Premises, subject to the provisions of this Lease; the statutes, rules, regulations, zoning laws, other laws, codes, ordinances, decrees and orders of applicable federal, state and local governmental authorities, Title Restrictions and any other recorded instruments now or hereafter in effect (together, “Applicable Legal Requirements”).
     9. DEPOSIT. Tenant has deposited and will keep on deposit at all times during the Term with Landlord the Deposit as security for the payment and performance of Tenant’s obligations under this Lease. If, at any time, Tenant is in default (beyond applicable notice and cure periods), Landlord has the right to apply the Deposit, or so much thereof as necessary, in payment of Rent, in reimbursement of any expense incurred by Landlord, and in payment of any damages incurred by Landlord by reason of such Event of Default. In such event, Tenant shall on demand of Landlord forthwith remit to Landlord a sufficient amount in cash to restore the Deposit to the original amount. If the entire Deposit has not been utilized, the remaining amount will be refunded to Tenant or to whoever is then the holder of Tenant’s interest in this Lease, without interest, within thirty (30) days after full performance of this Lease by Tenant. Landlord may commingle the Deposit with other funds of Landlord. Landlord may deliver the Deposit to any purchaser of Landlord’s interest in the Premises, and, in such an event, Landlord shall be discharged from further liability therefor. Tenant agrees that if a Mortgagee succeeds to Landlord’s interest in the Premises by reason of foreclosure or deed in lieu of foreclosure, Tenant has no claim against the Mortgagee for the Deposit or any portion thereof unless such Mortgagee has actually received the same from Landlord (Landlord hereby agreeing to deliver such amounts to any such Mortgagee). If claims of Landlord exceed the Deposit, Tenant shall remain liable for the balance.
     10. CHARACTER OF OCCUPANCY.
          10.1 Tenant shall be entitled to occupy the Premises for the Permitted Use and for no other purpose, and shall pay on demand for any damage to the Premises caused by misuse or abuse by Tenant, Tenant’s agents or employees, or any other person entering upon the Premises under express or implied invitation of Tenant (collectively, “Tenant’s Agents”). Tenant, at Tenant’s expense, shall comply with all Applicable Legal Requirements with respect to the occupation or alteration of the Premises, provided Tenant shall not be responsible for structural repairs or alterations except to the extent set forth in Section 6.1(5)(l) above. Tenant shall not commit or permit waste or any nuisance on or in the Premises. Notwithstanding the foregoing or any other provision of this Lease, however, Tenant shall not be responsible for compliance with any Applicable Legal Requirements or the like requiring (i) structural repairs or modifications or (ii) repairs or modifications to the utility or building service equipment except to the extent the same are due to Tenant’s negligence or willful misconduct (but the costs of such repairs or modifications to the utility or building service equipment which are not the result of original defects in construction or workmanship shall constitute an Operating Expense as set forth in Section 11.1 below), or (iii) installation of new building service equipment, such as fire detection or suppression equipment, unless such repairs, modifications, or installations described in (i) through (iii) above shall (a) be required pursuant to Section 6.1(5)(l) above, and in such an event only to the extent so required, (b) be due to Tenant’s particular manner of use of the Premises (as opposed to office and call center use generally), or (c) be due to the negligence or willful misconduct of Tenant or any agent, employee, or contractor of Tenant.
          10.2 Tenant shall, at its own cost and expense, cause the removal and disposal of Tenant’s refuse and garbage. Disposal of all refuse and garbage shall be accomplished in accordance with all Applicable Legal Requirements.

     11. MAINTENANCE, ALTERATIONS AND REENTRY.
          11.1 Throughout the Term, Tenant shall be responsible for all repairs and replacements to (i) all interior, non-structural and non-building system elements of the Premises, and (ii) Tenant’s Generator, UPS equipment, and the HVAC equipment serving Tenant’s computer server room at the Premises. Except as provided in the preceding sentence, Landlord shall provide upkeep, maintenance, replacement and repairs to (i) HVAC, mechanical, life safety, electrical and other building systems which serve the Premises, the cost of which shall, subject to the Amortization Requirement, constitute an Operating Expense; (ii) the Building, the Building Complex and all Common Areas, including the Building’s roof, floor slabs, exterior, exterior windows, exterior lighting, foundation and structural elements, the cost of which shall, subject to the Amortization Requirement, constitute an Operating Expense (except for structural repairs and construction defects which shall be repaired at the sole expense of Landlord and which shall not be deemed an Operating Expense); and (iii) to the extent located within the Real Property, the roadways, walkways, landscaping and parking areas serving the Building and the utility lines and systems serving the Building and Building Complex, and roadway snow and ice removal, the cost of which, excluding initial installation and construction costs, shall constitute an Operating Expense. To the extent any such Operating Expenses are incurred for payment of capital improvements or repairs, such costs shall be amortized at a market rate of interest over the useful life of such capital improvements as determined in accordance with generally accepted accounting principles (the “Amortization Requirement”). Notwithstanding any term or condition of this Lease to the contrary, in the event of emergency (and, for the purposes of this Section 11.1 any condition that threatens to materially interrupt Tenant’s business operations shall constitute an emergency), Tenant shall have the right to perform Landlord’s repairs, maintenance or service to the extent necessary to alleviate the emergency, provided that Tenant shall notify Landlord of the emergency and the self-help activity as soon as is practicable under the circumstances. To the extent that the costs incurred by Tenant for such emergency repairs do not otherwise constitute an “Operating Expense” as defined in this Lease, Landlord shall reimburse Tenant for the reasonable cost of Tenant’s performance of Landlord’s repair, maintenance or service obligation pursuant to this Section 11.1 within thirty (30) days after Tenant’s demand therefor, which shall be accompanied by a detailed description of the costs incurred and paid invoices for the same. Except as provided in this Section or otherwise expressly required in this Lease, Landlord is not required to make improvements or repairs to the Premises during the Term.
          11.2 Landlord or Landlord’s agents may enter the Premises (i) at any time to respond to emergency conditions and (ii) upon forty-eight (48) hours prior notice to Tenant for non-emergency maintenance, examination and inspection in connection with Landlord’s obligations hereunder, or to perform, if Landlord elects, during the continuation of any Event of Default only, any obligations of Tenant which Tenant fails to perform or such cleaning, maintenance, repairs, replacements, additions, or alterations as Landlord deems necessary for the safety, improvement, or preservation of the Premises or other portions of the Building Complex or as required by Applicable Legal Requirements or this Lease. Without limiting the foregoing, upon forty-eight (48) hours prior notice to Tenant, Landlord or Landlord’s agents may also show the Premises to prospective purchasers and any holder of a mortgage or deed of trust affecting all or any portion of the Building Complex (in any case, a “Mortgagee”), and, during the last six (6) months of the term, to any prospective tenants. Any such entry or reentry by Landlord shall not constitute an eviction or entitle Tenant to abatement of Rent, provided that Landlord shall upon any such entry, (i) use reasonable efforts to minimize any disruption to Tenant’s use or occupancy of the Premises and (ii) use reasonable efforts to coordinate Landlord’s activities with Tenant’s activities in order to avoid unnecessary interference with Tenant’s use or occupancy of the Premises. Landlord may make such alterations or changes in other portions of the Building Complex as Landlord desires so long as such alterations and changes do not unreasonably interfere with Tenant’s occupancy, access or use of the Premises, or adversely affect Tenant’s parking or other rights hereunder. Landlord may use the Common Areas and one (1) or more entrances to the Building Complex as may be necessary in Landlord’s judgment to complete such work. Notwithstanding anything to the contrary contained in this Section 11.2; (a) Landlord agrees that, except in the event of an emergency, Landlord shall not perform any work in the Premises other than work expressly required to be performed by Landlord under this Lease; and (b) Tenant may establish reasonable requirements applicable to Landlord’s permitted entry into the Premises for the security of Tenant’s equipment, confidential information, documents and other personal property kept at the Premises and for preventing interruption of Tenant’s business operations at the Premises, and Landlord agrees to comply with all such reasonable requirements when exercising any Landlord right to enter the Premises.
     12. ALTERATIONS AND REPAIRS BY TENANT.

          12.1 Except for the Tenants’ Finish Work, Tenant shall not make any alterations to the Premises during the Term (collectively “Alterations”), that (i) are structural in nature; (ii) affect the exterior appearance of the Building; (iii) are reasonably projected to cost Two Hundred Thousand Dollars ($200,000.00) or more per Alteration in any one (1) instance, including, without limitation, any instance when by an amendment of or addition to the scope of work of a Permitted Alteration, the cost will then exceed such amount; (iv) in Landlord’s reasonable opinion, materially adversely affect the value of the Building or that may reasonably be expected to cause damage to one or more of the Building’s various operating, mechanical, electrical or plumbing systems (or increases Tenant’s usage of electricity beyond building design standards); or (v) otherwise adversely affect operation of the Building and/or one or more of said systems (except to the extent such Alteration will result in an upgrade to the system in question or otherwise shall provide modifications thereto that shall eliminate any such adverse effect), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any provision to the contrary contained herein, Landlord agrees that Tenant shall have the right (but not the obligation), without Landlord’s consent, to install uninterrupted power source (“UPS”) equipment within the Premises, a trash dumpster at the Real Property, and install HVAC equipment and related facilities in the computer server room at the Premises. Alterations which are not subject to the provisions of subparts (i) through (v) of this Section 12.1 shall be deemed to be “Permitted Alterations.”
          12.2 Tenant may make the Permitted Alterations without Landlord’s prior written consent but otherwise subject to the provisions of this Lease including, without limitation, this Section 12. Within sixty (60) days after the expiration of each calendar year during the term hereof, Tenant shall deliver to Landlord a reasonably detailed statement of all Permitted Alterations performed by Tenant during such year. Such report shall be accompanied by copies of any as-built plans Tenant may have prepared (under Applicable Legal Requirements or otherwise) or caused to be prepared in connection with any such Permitted Alterations.
          12.3 No Alterations, other than Permitted Alterations, shall be undertaken or begun by Tenant until Landlord has approved the written plans and specifications for such work, which approval shall not be unreasonably withheld, delayed or conditioned. Landlord agrees to respond to any request for approval of Alterations, including approval of the written plans and specifications for such work, within ten (10) days after receipt thereof. If Landlord fails to respond to a request for approval within such ten (10) day period, Tenant shall have the right to send a second notice, indicating that Landlord’s approval will be deemed granted if not withheld within ten (10) days, and if Landlord shall fail to respond within ten (10) days after delivery of such second notice, Landlord’s approval shall be deemed to have been granted. No amendments or additions to such plans and specifications shall be made without the prior written consent of Landlord, which shall be governed by the foregoing provisions, except that the initial response period shall be ten (10) days. Landlord’s consent or approval of the plans, specifications and working drawings for any Alterations shall not constitute any warranty or representation by Landlord (and shall not impose any liability on Landlord) as to their completeness, design sufficiency, or compliance with Applicable Legal Requirements. Tenant shall at its cost: pay all actual out-of-pocket engineering and design costs paid by Landlord as to all Alterations (other then Permitted Alterations), obtain all governmental permits and approvals required, and cause all Alterations to be completed in compliance with Applicable Legal Requirements and requirements of Landlord’s insurance. All such work relating to Alterations shall be performed in a good and workmanlike manner, using new materials and equipment at least equal in quality to the initial Tenant finish. Tenant shall deliver to Landlord prior to commencement of any Alterations, certificates issued by insurance companies qualified to do business in the State of Colorado, evidencing that worker’s compensation, public liability insurance, products liability insurance, and property damage insurance (in amounts, with companies and on forms reasonably satisfactory to Landlord) are in force and maintained by all contractors and subcontractors engaged to perform such work. All liability policies shall name Landlord, the manager of the Building, as designated by Landlord from time to time in accordance with Section 29 below (the “Building Manager”), and Mortgagee as additional insureds. Each certificate shall provide that the insurance may not be cancelled or modified without thirty (30) days’ prior written notice to Landlord and Mortgagee. Subject to Section 11.2 above, Landlord also has the right to post notices in the Premises in locations designated by Landlord stating that Landlord is not responsible for payment for such work and containing such other information as Landlord deems necessary. All such work shall be performed in a manner which does not unreasonably interfere with Landlord, or impose material additional expense upon Landlord in the operation of the Building Complex (unless Tenant agrees in writing to reimburse Landlord for the same).
          12.4 Provided that Tenant shall satisfy the requirements set forth in Section 12.3 above and without limiting the rights of Tenant under Section 12.2 above, Landlord hereby authorizes Tenant to, at Tenant’s election (i) construct, install and operate, at Tenant’s sole cost, a cafeteria at the Premises within the area shown on Exhibit G, including any required improvements to the base building systems, such as grease traps, exhaust systems and similar improvements required in connection with such cafeteria and, notwithstanding any provision of Section 14 below to the contrary, to allow third party operation of the cafeteria for the benefit of Tenant, its employees, tenants, guests and invitees; (ii) construct and install an exterior dining area for employees within the area shown on Exhibit G, subject to the requirement that the exterior dining area first be reviewed and approved by the Centerra Design Review Committee established pursuant to the Title Restrictions (“Centerra Design Review Committee”); (iii) construct, install and, notwithstanding any provision of Section 14 below to the contrary, allow a third party to operate, at Tenant’s sole cost, an exercise room and locker room at the Premises within the area shown on Exhibit G; (iv) install an emergency generator and pad sites adjacent to the Building within the area shown on Exhibit G, at Tenant’s sole expense, provided that the Centerra Design Review Committee shall review and approve such installation and that the installation is in compliance with the Millennium GDP Guidelines (“Tenant’s Generator”); and (v) install a pole mounted basketball hoop and backboard at the Parking Lot in a location to be mutually agreed upon by Landlord and Tenant.
          12.5 Tenant shall keep the Premises in as good order, condition, and repair, as on the Commencement Date, loss by fire or other casualty, condemnation and ordinary wear excepted.
          12.6 All Alterations, including partitions, paneling, carpeting, and light fixtures affixed to the Premises and the drapes or other window coverings (but not including movable office furniture not attached to the Building) are deemed a part of the real estate and the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term, whether by lapse of time or otherwise, unless Landlord notifies Tenant no later than fifteen (15) days prior to the end of the Term that it elects to have Tenant remove all or part of such Alterations, and in such event, Tenant shall at Tenant’s expense promptly remove the Alterations specified and restore the Premises to their prior condition, reasonable wear and tear excepted. Notwithstanding the foregoing or any provision to the contrary contained herein, (i) Tenant shall retain title to and be entitled to remove any movable office furniture, equipment and other personal property at the Premises (including, without limitation, projector screens, whiteboards, cubes, Tenant’s Generator, Tenant’s UPS equipment, and the HVAC equipment serving Tenant’s computer server room at the Premises), and (ii) Tenant shall not be required or permitted to remove from the Premises any portion of the Landlord’s Work, the Tenant’s Finish Work or the Alterations to the extent such improvements or portions thereof constitute standard and customary Class A general office improvements. In addition, Tenant shall not be required to remove any improvements that Landlord designates (or is deemed to designate) as not requiring removal in accordance with Section 12.7 below.
          12.7 At the time Tenant requests Landlord’s consent to any Alterations (including the Tenant’s Finish Work), Tenant may request that Landlord designate which elements of such Alterations must be removed pursuant to this Section 12 and Landlord shall make that designation on the date Landlord gives Landlord’s consent to such Alterations. If Tenant’s request is provided in accordance with the foregoing and if Landlord fails to so notify Tenant whether Tenant shall be required to remove the subject Alterations at the expiration or earlier termination of this Lease, it shall be deemed that Landlord shall not require the removal of the subject Alterations.
     13. MECHANICS’ LIENS. Tenant shall pay for all work done on the Premises by Tenant or at its request of a character which may result in liens on Landlord’s or Tenant’s interest and Tenant will keep the Premises free of all mechanics’ liens, and other liens on account of such work. Tenant indemnifies, defends, and saves Landlord harmless from all liability, loss, damage, or expenses, including attorneys’ fees, on account of any claims of laborers, materialmen or others for work performed or for materials or supplies furnished to Tenant or persons claiming under Tenant. If any lien is recorded against the Premises or Real Property or any suit affecting title thereto is commenced as a result of such work, or supplying of materials, Tenant shall cause such lien to be removed of record within fifteen (15) days after notice from Landlord or Tenant shall post a sufficient bond against the same in an amount equal to one hundred fifty percent (150%) of the claimed mechanic’s lien designating Landlord as the beneficiary thereof. If Tenant desires to contest any claim, Tenant must furnish Landlord adequate security of at least one hundred fifty percent (150%) of the amount of the claim, plus estimated costs and interest and, if a final judgment establishing the validity of any lien is entered, Tenant shall promptly pay and satisfy the same. If Tenant fails to proceed as aforesaid, Landlord may pay such amount and any costs, and the amount paid, together with reasonable attorneys’ fees incurred, shall be payable to Landlord upon demand.
     14. SUBLETTING AND ASSIGNMENT.
          14.1 Tenant, as well as any other party that has acquired an interest in this Lease by virtue of a sublease or assignment, shall not sublet any part of the Premises nor assign or otherwise transfer this Lease or any interest herein (sometimes referred to as “Transfer,” and the subtenant or assignee may be referred to as “Transferee”) without the consent of Landlord first being obtained, which consent will not be unreasonably withheld, conditioned or delayed, provided that: (1) Tenant must give Landlord written notice of the proposed Transfer pursuant to the provisions of Section 14.3 below; (2) the Transferee is engaged in the Permitted Use and the Premises will be used in a manner which does not conflict with any exclusive use rights granted, prior to the date hereof, to any other tenant of any other building within the project known as Centerra (provided that Landlord gives Tenant prior written notice of all such restrictions and further provided that no such exclusive use rights shall prohibit the use of the Premises for the Permitted Uses); (3) no continuing Event of Default on the part of Tenant exists at the time it makes its request; and (4) the Transferee is not a governmental or quasi-governmental agency. “Transfer” includes a sale by Tenant of substantially all of its assets, a merger of Tenant with another corporation, the transfer of twenty-five percent (25%) or more of the stock in a corporate tenant, or transfer of twenty-five percent (25%) or more of the beneficial ownership interests in a partnership or limited liability company or other non-corporate tenant.
          14.2 Following any Transfer in accordance with this Section 14, Landlord may, during an Event of Default by Tenant, collect rent from the Transferee and apply the net amount collected to the Rent, but no Transfer or collection will be deemed an acceptance of the Transferee as Tenant or release Tenant from its obligations. Consent to a Transfer shall not relieve Tenant from obtaining Landlord’s consent to any other Transfer. Notwithstanding Landlord’s consent to a Transfer, Tenant shall continue to be primarily liable for its obligations. If Tenant collects any rent or other amounts from a Transferee in excess of the Rent for any monthly period, Tenant shall pay Landlord the excess monthly, as and when received.
          14.3 Tenant shall give Landlord written notice at least twenty-one (21) days prior to the effective date of the proposed Transfer; provided, however, that if Tenant is prohibited by (i) Applicable Legal Requirements or (ii) contract with respect to a proposed Permitted Transfer as defined in Section 14.5 below, from disclosing a proposed Permitted Transfer and/or a proposed Permitted Transferee prior to the effective date of a Permitted Transfer, Tenant shall provide written notice of such Permitted Transfer to Landlord within thirty (30) days following the effective date of such Permitted Transfer (“Tenant’s First Notice”). Tenant’s First Notice shall describe the portion of the Premises to be transferred and the terms and conditions of such transfer. Landlord shall, by written notice to Tenant within twenty-one (21) days after Tenant’s First Notice, either (i) consent to the Transfer by the execution of a consent agreement in a form mutually acceptable to Landlord and Tenant, or (ii) in accordance with this Section 14, reasonably refuse to consent to the Transfer by written notice to Tenant. If Landlord fails to provide such notice or consent agreement within said twenty-one (21) day period, Tenant shall send Landlord a second notice containing the same information as was provided with Tenant’s First Notice. If Landlord fails to provide notice or consent agreement within ten (10) days following the second notice, it shall be deemed that Landlord has consented to the Transfer.
          14.4 Except in connection with a Permitted Transfer as set forth in Section 14.5 below (i) all documents utilized by Tenant to evidence a Transfer are subject to approval by Landlord, and (ii) Tenant shall pay Landlord’s actual out-of-pocket expenses, including reasonable attorneys’ fees, of determining whether to consent and in reviewing and approving the documents. Tenant shall provide Landlord with such information as Landlord reasonably requests regarding a proposed Transferee, including financial information.

          14.5 Notwithstanding anything to the contrary contained in this Lease, Tenant may, without Landlord’s prior written consent, but upon notice to Landlord as set forth above, sublet all or any portion of the Premises or assign Tenant’s interest in this Lease to: (i) a subsidiary, affiliate, parent or other entity to Tenant which controls, is controlled by, or is under common control with, Tenant; (ii) a successor entity to Tenant resulting from merger, consolidation, non bankruptcy reorganization, or government action; or (iii) a purchaser of all or any significant portion of Tenant’s stock or assets (any of the foregoing, a “Permitted Transfer”).
     15. DAMAGE TO PROPERTY. Tenant agrees Landlord is not liable for any injury or damage, either proximate or remote, occurring through or caused by fire, water, steam, or any repairs, alterations, injury, accident, or any other cause to the Premises, to any furniture, fixtures, Tenant improvements, or other personal property of Tenant kept or stored in the Premises, or in other parts of the Building Complex, unless caused by the gross negligence or willful misconduct of Landlord. The keeping or storing of all property of Tenant in the Premises and Building Complex is at the sole risk of Tenant.
     16. TENANT’S INSURANCE AND INDEMNITY TO LANDLORD.
          16.1 Except with respect to claims waived by Landlord pursuant to Section 18.6 below, Tenant agrees to indemnify, defend, and hold Landlord and Building Manager harmless from all liability, costs, or expenses, including attorneys’ fees, on account of damage to the person or property of any third party, to the extent caused by the gross negligence or breach of this Lease by the Tenant or Tenant’s Agents, but except to the extent caused by the gross negligence or willful misconduct of Landlord or Landlord’s contractors, licensees, agents, servants, or employees.
          16.2 Tenant shall maintain throughout the Term the following insurance:
               (1) Workmen’s compensation insurance for protection of Tenant, its owners, partners and employees as required by law, and employer’s liability insurance with the following limits:
               (a) Each accident: One Hundred Thousand Dollars ($100,000.00).
               (b) Each occupational disease: One Hundred Thousand Dollars ($100,000.00).
               (c) Occupational disease aggregate: Five Hundred Thousand Dollars ($500,000.00).
The workmen’s compensation and employer’s liability insurance policies of Tenant shall contain a waiver of subrogation as to Landlord. The limits of liability for this coverage shall be as required by applicable statute.
               (2) Broad form general liability insurance covering bodily injury, including death, personal injury, property damage and contractual liability. The broad form general liability insurance policy shall provide coverage on an occurrence basis and shall include explosion, collapse, underground hazard and products/completed operations coverage. Minimum limits of liability provided by this coverage shall be as follows:
               (a) General aggregate: Two Million Dollars ($2,000,000.00).
               (b) Products/completed operations aggregate: Two Million Dollars ($2,000,000.00).
               (c) Personal and advertising injury: One Million Dollars ($1,000,000.00).
               (d) Each occurrence: One Million Dollars ($1,000,000.00).
               (e) Umbrella or excess policy limit: Four Million Dollars ($4,000,000.00).

               (3) Automobile liability insurance covering the use, operation and maintenance of any automobiles, trucks, trailers or other vehicles owned, hired or non-owned by Tenant providing bodily injury, including death, and property damage coverage. Minimum limits of liability provided by this coverage shall be a combined single limit of One Million Dollars ($1,000,000.00).
          With respect to the foregoing insurance policies to be provided by Tenant, Tenant agrees as follows:
               (1) Tenant shall notify Landlord of any claims equal to or greater than ten percent (10%) of the insurance policy limits (paid or reserved) which are applied against the aggregate of any of the required insurance policies. The full aggregate general liability policy limits required above shall be available with respect to Tenant’s obligations hereunder and Tenant shall obtain a project specific/location specific aggregate limit endorsement confirming such coverage.
               (2) All insurance required hereunder shall be maintained in full force and effect in a company or companies satisfactory to Landlord which shall have, at a minimum, an investment grade rating by Standard and Poor’s or Moody’s rating services, at Tenant’s expense, and until the expiration of the Term hereof.
               (3) All insurance shall be subject to the requirements that Landlord must receive prior written notice thirty (30) days before cancellation of or failure to renew any such policy. In the event of the threatened cancellation for nonpayment of premiums, Landlord may pay the same on behalf of Tenant and add such payments to amounts then and subsequently owing to Landlord hereunder.
               (4) Prior to occupancy of the Premises, and ten (10) days prior to the expiration of the then current policy, Tenant shall deliver certificates in form reasonably acceptable to Landlord evidencing that the insurance required under this Lease is in effect.
               (5) Failure to furnish the required insurance certificates in accordance with Section 16.2(4) above shall constitute a default by Tenant hereunder.
               (6) Landlord and any other party required to be indemnified by Tenant under this Lease shall be named as an additional insured on Tenant’s policies of automobile liability, broad form general liability and any excess liability insurance required by this Lease.
               (7) All insurance provided by Tenant hereunder shall be primary to any insurance policies held by Landlord.
     17. SURRENDER AND NOTICE.
          17.1 Upon the expiration or other termination of this Lease, Tenant shall immediately quit and surrender to Landlord the Premises broom clean, in good order and condition, ordinary wear and tear and loss by fire or other casualty or condemnation excepted, and Tenant shall remove all of its movable furniture and other personal property, at Landlord’s option, and related equipment in the Building installed for Tenant, and such Alterations, as Landlord requires, all subject to the provisions of Section 12 above.
     18. INSURANCE, CASUALTY, AND RESTORATION OF PREMISES.
          18.1 Landlord shall maintain property insurance for the Building Complex, the core and shell of the Building in such amounts, from such companies, and on such terms and conditions, including insurance for loss of Rent as Landlord deems appropriate, from time to time.

          18.2 Tenant shall maintain throughout the Term insurance coverage at least as broad as ISO Special Form Coverage against risks of direct physical loss or damage (commonly known as “all risk”) for the full replacement cost of Tenant’s property and betterments in the Premises, including tenant finish in excess of the initial Tenant finish.
          18.3 If the Building is damaged by fire or other casualty which renders the Premises wholly untenantable or the damage is so extensive that an architect selected by Landlord certifies in writing to Landlord and Tenant within sixty (60) days of said casualty that the Premises cannot, with the exercise of reasonable diligence, be made fit for occupancy within one hundred eighty (180) days from the happening thereof, then, at the option of Tenant exercised in writing within thirty (30) days of such determination, this Lease shall terminate as of the occurrence of such damage. In the event of termination, Tenant shall pay Rent duly apportioned up to the time of such casualty and forthwith surrender the Premises and all interest in this Lease. If Tenant fails to do so, Landlord may reenter and take possession of the Premises and remove Tenant. If, however, the damage is such that the architect certifies that the Premises can be made tenantable within such one hundred eighty (180) day period or Tenant does not elect to terminate the Lease despite the extent of damage, then the provisions below apply.
          18.4 If the Premises are damaged by fire or other casualty that does not render them wholly untenantable or require a repair period in excess of one hundred eighty (180) days, Landlord shall with reasonable promptness except as hereafter provided repair the Premises to the extent of the initial Landlord’s Work and Tenant’s Finish Work. If the Building is damaged by fire or other casualty at any time which is during the twelve (12) months prior to the Expiration Date and Tenant has not exercised its option to extend the Term of this Lease pursuant to Section 40 within fifteen (15) business days following receipt of notice from Landlord’s architect that the Premises are wholly untenantable or that the damages are so extensive that they will require a repair period in excess of one hundred eighty (180) days, then, within fifteen (15) business days after the expiration of such 15-business day period, either party may terminate this Lease as a result of the occurrence of such damage by giving written notice to the other; provided, however, in the event that such casualty does not render the Premises wholly untenantable, Landlord shall neither have the right to terminate this Lease nor the obligation to restore the Premises, and Tenant, at its option, shall be entitled to continue to use and occupy the Premises for the remainder of the term notwithstanding such casualty or damage, and Rent shall abate following the occurrence of such casualty or damage in the same proportion that the part of the Premises rendered untenantable or unusable for the uses permitted hereunder, bears to the whole Premises. In the event of termination by either party pursuant to this Section 18.4, Tenant shall pay Rent duly apportioned up to the date of such casualty and forthwith surrender the Premises and all interest therein. If Tenant fails to do so, Landlord may reenter and take possession of the Premises and remove Tenant.
          18.5 Landlord and Tenant waive all rights of recovery against the other and its respective officers, partners, members, managers, agents, representatives, and employees for loss or damage to its real and personal property kept in the Building Complex which is required to be insured by such party hereunder. Tenant also waives all such rights of recovery against Building Manager. Each party shall, upon obtaining the property damage insurance required by this Lease, notify the insurance carrier that the foregoing waiver is contained in this Lease and shall use reasonable efforts to obtain an appropriate waiver of subrogation provision in the policies.
          18.6 Rent shall abate following any event of casualty or damage described in this Section 18, in the same proportion that the part of the Premises rendered untenantable or unusable for the uses permitted hereunder, bears to the whole Premises.
          18.7 If (a) the Premises are materially damaged by fire or other casualty during the last eighteen (18) months of the Term and Tenant has not exercised its Term extension rights under this Lease, or (b) the Premises are materially damaged by fire or other casualty and not restored (including restoration of the Landlord’s Work and Tenant’s Finish Work) within one hundred eighty (180) days after the date of such fire or other casualty or such additional period of time for delays beyond the reasonable control of Landlord but in no event beyond two hundred forty (240) days, then Tenant shall have the right, exercisable by notice delivered within thirty (30) days after the date of such fire or other casualty (with respect to clause (a) above) or at any time after expiration of such one hundred eighty (180) day or two hundred forty (240) day period, as applicable, while failure to restore the Premises and the Landlord’s Work and Tenant’s Finish Work persists (with respect to clause (b) above), to terminate this Lease, effective as of the date of delivery of such notice.
          18.8 The Landlord shall indemnify and save harmless Tenant, and the directors, officers, agents, and employees of Tenant, against and from all claims, expenses, or liabilities of whatever nature (a) arising directly or indirectly from any default or breach by Landlord or Landlord’s contractors, licensees, agents, servants, or employees under any of the terms or covenants of this Lease or failure of Landlord or such persons to comply with any rule, order, regulation, or lawful direction now or hereafter in force of any public authority, in each case to the extent the same related, directly or indirectly to the management operation or repair of the Building and/or the use of the Common Areas; or (b) arising directly or indirectly from any accident, injury, or damage, however caused, to any person or property, on the Common Area as a result of the gross negligence or willful misconduct of Landlord, or Landlord’s contractors, agents, servants or employees; or (c) arising directly or indirectly from any accident, injury, or damage to any person or property occurring outside the Premises but within the Building or on the Building Complex, to the extent such accident, injury, or damage results from any act or omission of gross negligence or willful misconduct on the part of Landlord, or Landlord’s contractors, agents, servants, employees, or anyone claiming by or through Landlord; provided, however, that in no event shall Landlord be obligated under this Section 18 to indemnify or save harmless Tenant, or the directors, officers, agents, employees of Tenant, to the extent such claim, expense, or liability results from any omission, fault, negligence, or other misconduct of Tenant or the contractors, licensees, agents, servants, employees or invitees of Tenant. This indemnity and hold harmless agreement shall include, without limitation, indemnity against all expenses, attorney’s fees and liabilities incurred in connection with any such claim or proceeding brought thereon and the defense thereof with counsel reasonably acceptable to Tenant. At the request of Tenant, Landlord shall defend any such claim or proceeding directly on behalf and for the benefit of Tenant.
     19. CONDEMNATION.
          19.1 In the event any portion of the Building Complex, which renders the Premises untenantable, is taken by right of eminent domain, or by condemnation (which includes a conveyance in lieu of a taking), this Lease, at the option of Tenant exercised by notice within thirty (30) days after the taking, shall terminate and Rent shall be apportioned as of the date of the taking. Tenant shall forthwith surrender the Premises and all interest in this Lease, and, if Tenant fails to do so, Landlord may reenter and take possession of the Premises. If this Lease is not terminated by Tenant as described above, Landlord shall promptly repair the Premises as nearly as possible to their condition immediately prior to the taking. If, to the extent required under the preceding sentence, the Premises are not rebuilt and fully restored (including restoration of the Landlord’s Work and Tenant’s Finish Work) within one hundred eighty (180) days after the date of such taking or such additional period of time for delays beyond the reasonable control of Landlord but in no event beyond two hundred forty (240) days, Tenant shall thereafter have the right to terminate this Lease upon written notice to Landlord at any time after expiration of such one hundred eighty (180) day or two hundred forty (240) day period, as applicable. Landlord shall receive the entire award or consideration for the taking; provided, however, that Tenant shall be entitled to pursue any damages which are available to Tenant in a separate action or separate award. In the event that this Lease is not terminated as provided in this Section 19, Rent for any portion of the Premises taken or condemned shall be equitably abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs.
          19.2 In the event of a taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby except that Rent shall proportionately abate, and (b) Landlord shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking. For purpose of this paragraph, a temporary taking shall be defined as a taking for a period of one hundred eighty (180) days or less.
     20. DEFAULT BY TENANT.
          20.1 Each of the following events is an “Event of Default”:
               (1) Any failure by Tenant to pay Rent on the due date unless such failure is cured within ten (10) days after written notice by Landlord to Tenant that such payment is past due;

               (2) This Lease or Tenant’s interest is transferred whether voluntarily or by operation of law except as permitted in Section 14;
               (3) This Lease or any part of the Premises is taken by process of law and is not released within thirty (30) days after a levy;
               (4) Commencement by Tenant of a proceeding under any provision of federal or state law relating to insolvency, bankruptcy, or reorganization (“Bankruptcy Proceeding”);
               (5) Commencement of a Bankruptcy Proceeding against Tenant, unless dismissed within ninety (90) days after commencement; or
               (6) Tenant fails to perform any of its other obligations and non-performance continues for thirty (30) days after written notice by Landlord or, if such performance cannot be reasonably had within such thirty (30) day period, Tenant does not in good faith commence performance within such thirty (30) day period and diligently proceed to completion; provided, however, Tenant’s right to cure shall not exceed the period provided by Applicable Law.
          20.2 Remedies of Landlord. If an Event of Default occurs and is not thereafter cured by Tenant prior to the Landlord’s exercise of the remedies set forth in this Section 20.2, Landlord may thereafter, either:
               (1) (a) Without further notice except as required by Applicable Laws, reenter and repossess the Premises or any part and expel Tenant and those claiming through or under Tenant and remove the effects of both without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of Rent or preceding breach of this Lease. Should Landlord reenter or take possession pursuant to legal proceedings or any notice provided for by Applicable Law, Landlord may, from time to time, without terminating this Lease, relet the Premises or any part, either alone or in conjunction with other portions of the Building Complex, in Landlord’s or Tenant’s name but for the account of Tenant, for such periods (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Premises) as Landlord, in its sole discretion, determines and Landlord may collect the rents therefor. Landlord is not in any way responsible or liable for failure to relet the Premises, or any part thereof, or for any failure to collect any rent due upon such reletting; provided, however that Landlord agrees to use reasonable efforts to relet the Premises and to collect rent due upon such reletting. No such reentry or repossession or notice from Landlord shall be construed as an election by Landlord to terminate this Lease unless specific notice of such intention is given Tenant. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant notice, in which event this Lease will terminate as specified in the notice.
                    (b) If Landlord takes possession of the Premises without terminating this Lease, Tenant shall pay Landlord (i) the Rent which would be payable if repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Premises after deducting all of Landlord’s expenses incurred in connection with such reletting, including all repossession costs, brokerage commissions, attorneys’ fees, expenses of employees, and alteration and repair costs (collectively “Reletting Expenses”). If, in connection with any reletting, the new lease term extends beyond the Term or the premises covered thereby include other premises not part of the Premises, a fair apportionment of the rent received from such reletting and the Reletting Expenses, will be made in determining the net proceeds received from the reletting. In determining such net proceeds, rent concessions will also be apportioned over the term of the new lease. Tenant shall pay such amounts to Landlord monthly on the days on which the Rent would have been payable if possession had not been retaken, and Landlord is entitled to receive the same from Tenant on each such day; or
               (2) Give Tenant notice of termination of this Lease on the date specified and, on such date, Tenant’s right to possession of the Premises shall cease and the Lease will terminate except as to Tenant’s liability as hereafter provided as if the expiration of the term fixed in such notice were the end of the Term. If this Lease terminates pursuant to this Section, Tenant remains liable to Landlord for damages in an amount equal to the Rent which would have been owing by Tenant for the balance of the Term had this Lease not terminated, less the net proceeds, if any, of reletting of the Premises by Landlord subsequent to termination after deducting Reletting Expenses. Landlord may collect such damages from Tenant monthly on the days on which the Rent would have been payable if this Lease had not terminated and Landlord shall be entitled to receive the same from Tenant on each such day. Alternatively, if this Lease is terminated, Landlord at its option may recover forthwith against Tenant as damages for loss of the bargain and not as a penalty an amount equal to the worth at the time of termination of the excess, if any, of the Rent reserved in this Lease for the balance of the Term over the then Reasonable Rental Value of the Premises for the same period plus all Reletting Expenses. “Reasonable Rental Value” is the amount of rent Landlord can obtain for the remaining balance of the Term.
          20.3 Cumulative Remedies. Suits to recover Rent and damages may be brought by Landlord, from time to time, and nothing herein requires Landlord to await the date the Term would expire had there been no Event of Default or termination, as the case may be. Each right and remedy provided for in this Lease is cumulative and non-exclusive and in addition to every other right or remedy now or hereafter existing at law or equity, including suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of one (1) or more rights or remedies shall not preclude the simultaneous or later exercise by Landlord of other rights or remedies. All costs incurred by Landlord to collect any Rent and damages or to enforce this Lease are also recoverable from Tenant. If any suit is brought because of an alleged breach of this Lease, the prevailing party is also entitled to recover from the other party all reasonable attorneys’ fees and costs incurred in connection therewith.
          20.4 No Waiver. No failure by Landlord to insist upon strict performance of any provision or to exercise any right or remedy upon a breach hereof, and no acceptance of full or partial Rent during the continuance of any breach constitutes a waiver of any such breach or such provision, except by written instrument executed by Landlord. No failure by Tenant to insist upon strict performance of any provision or to exercise any right or remedy upon a breach hereof, and no acceptance of full or partial payment from Landlord during the continuance of any breach constitutes a waiver of any such breach or such provision, except by written instrument executed by Tenant. No waiver shall affect or alter this Lease but each provision hereof continues in effect with respect to any other then existing or subsequent breach hereof.
          20.5 Bankruptcy. Nothing contained in this Lease limits Landlord’s right to obtain as liquidated damages in any bankruptcy or similar proceeding the maximum amount allowed by law at the time such damages are to be proven, whether such amount is greater, equal to, or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Section. Notwithstanding anything in this Section to the contrary, any proceeding described in Section 20.1(4),and (5), is an Event of Default only when such proceeding is brought by or against the then holder of the leasehold estate under this Lease.
          20.6 Late Payment Charge. Any Rent not paid within ten (10) days after the due date shall thereafter bear interest at three (3) percentage points above the Prime Rate or the highest rate permitted by law, whichever is lower, until paid. Further, if such Rent is not paid within ten (10) business days after notice that the same is past due, Tenant agrees Landlord will incur additional administrative expenses, the amount of which will be difficult to determine; Tenant therefore shall also pay Landlord a late charge for each late payment of three percent (3%) of such payment. Any amounts paid by Landlord to cure an Event of Default of Tenant which Landlord has the right but not the obligation to do, shall, if not repaid by Tenant within ten (10) days of demand by Landlord, thereafter bear interest at five (5) percentage points above the Prime Rate until paid (the “Default Rate”). “Prime Rate” means the base rate on Corporate Loans posted by at least seventy-five percent (75%) of the Nation’s thirty (30) largest banks (as shown in the Wall Street Journal) on the date closest to the date interest commences.
          20.7 Waiver of Jury Trial. Tenant and Landlord waive any right to a trial by jury in suits arising out of or concerning the provisions of this Lease.
          20.8 Waiver of Consequential Damages. In no event shall Tenant be responsible for punitive or consequential damages or lost profit incurred by Landlord as a result of any act (or failure to act) by Tenant.
     21. DEFAULT BY LANDLORD. Landlord shall be deemed to be in default of this Lease if Landlord fails to make any payments to Tenant required under this Lease and such failure continues for ten (10) days after written notice from Tenant to

Landlord, or if Landlord shall be in default in the prompt and full performance of any other of its promises, covenants or agreements contained in this Lease and such default in performance continues for more than thirty (30) days after written notice thereof from Tenant to Landlord specifying the particulars of such default or breach of performance; provided, however, that if the default complained of, other than for the payment of monies, is of such a nature that the same cannot be rectified or cured within such thirty (30) day period, then such default shall be deemed to be rectified or cured if Landlord, within such thirty (30) day period, shall have commenced such cure and shall continue thereafter with due diligence to cause such cure to be completed. Upon any default of this Lease by Landlord, Tenant shall be entitled to pursue any and all remedies available to Tenant at law or in equity. Notwithstanding the foregoing, Tenant’s notice under this Section 21 shall be ineffective unless a copy is simultaneously also delivered in the manner required in this Lease to any Mortgagee, provided that prior to such notice Tenant has been notified (in accordance with Section 29 herein), of the address of a Mortgagee. If Landlord fails to cure such default within the time provided, then Mortgagee shall have an additional thirty (30) days following a second notice from Tenant or, if such default cannot be cured within that time, such additional time as may be reasonably necessary, provided within such thirty (30) days Mortgagee commences and diligently pursues a cure (including commencement of foreclosure proceedings if necessary to effect such cure). Tenant’s sole remedy will be equitable relief or actual damages but in no event is Landlord or any Mortgagee responsible for consequential damages or lost profit incurred by Tenant as a result of any default by Landlord.
     22. HAZARDOUS MATERIAL.
          22.1 During the term of this Lease, Tenant shall comply with all Environmental Laws and Environmental Permits (each as defined in Section 22.4 hereof) applicable to the operation or use of the Premises, shall cause all other persons occupying or using the Premises to comply with all such Environmental Laws and Environmental Permits, shall immediately pay all costs and expenses incurred by reason of such compliance, and shall obtain and renew all Environmental Permits required for operation or use of the Premises. Tenant shall not generate, use, treat, store, handle, release or dispose of, or permit the generation, use, treatment, storage, handling, release or disposal of Hazardous Materials (as defined in Section 22.4 hereof) on the Premises or transport or permit the transportation of Hazardous Materials to or from the Premises except for limited quantities used or stored at the Premises and required in connection with the routine operation and maintenance of Tenant’s business in the Premises, and then only in compliance with all applicable Environmental Laws and Environmental Permits.
          22.2 Tenant will immediately advise Landlord in writing of any of the following: (1) any pending or threatened Environmental Claim (as defined in Section 22.4 hereof) against Tenant relating to the Premises; (2) any condition or occurrence on the Premises of which Tenant has knowledge that (i) results in noncompliance by Tenant with any applicable Environmental Law, or (ii) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant and/or Landlord or the Premises; and (3) the actual or anticipated taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on the Premises. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto. In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any government or governmental agency relating to Environmental Laws, all such communications with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord.
          22.3 Tenant agrees to defend, indemnify and hold harmless Landlord and its managers, members, officers, directors, employees, attorneys and agents (collectively, the “Indemnitees”) from and against all obligations (including, removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties (including, by way of illustration and not by way of limitation, civil fines), actual damages, costs and expenses (including attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Indemnitees directly or indirectly based on, or arising or resulting from (1) the actual presence of Hazardous Materials on the Premises which is caused or permitted by Tenant and/or (2) any Environmental Claim relating in any way to Tenant’s operation or use of the Premises. The provisions of this Section 22.3 shall survive the expiration or sooner termination of this Lease. Notwithstanding the above, Tenant shall not be liable for Environmental Claims caused by materials used by Landlord in the original construction of the Premises.

          22.4 (1) “Hazardous Materials” means (i) petroleum or petroleum products, natural or synthetic gas, asbestos in any form, urea formaldehyde foam insulation, and radon gas; (ii) any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other substance exposure which is regulated by any governmental authority.
               (2) “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials.
               (3) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including without limitation (i) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal response, remedial or other actions or damages pursuant to any applicable Environmental Law and/or (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
               (4) “Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.
          22.5 Landlord hereby agrees to defend, indemnify and hold Tenant harmless from and against any and all loss, cost, damage, claim or expense (including legal fees) incurred in connection with or arising out of or relating in any way to the presence of Hazardous Materials as of the Commencement Date in or on the Building, Building Complex or Real Property (except to the extent caused by Tenant).
     23. SUBORDINATION AND ATTORNMENT.
          23.1 Conditioned upon Tenant’s receipt of an executed SNDA from each Mortgagee, this Lease at Landlord’s option will be subordinate to any mortgage, deed of trust and related documents now or hereafter placed upon the Building Complex (including all advances made thereunder), and to all amendments, renewals, replacements, or restatements thereof (collectively, “Mortgage”).
          23.2 If any Mortgagee elects to have this Lease superior to the lien of its Mortgage and gives notice to Tenant, this Lease will be deemed prior to such Mortgage whether this Lease is dated prior or subsequent to the date of such Mortgage or the date of recording thereof.
          23.3 In confirmation of subordination or superior position, as the case may be, Tenant will execute such documents (including any SNDA) as may be required by Mortgagee within ten (10) days after written demand, with any modifications which may be mutually acceptable to Mortgagee and Tenant. Tenant agrees that no documentation other than this Lease is required to evidence such subordination; provided, however that Landlord shall provide to Tenant, on or before the Commencement Date, a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”) from any Mortgagee then encumbering the Building, in such Mortgagee’s standard SNDA form with any modifications mutually acceptable to Mortgagee and Tenant. Landlord shall provide to Tenant an SNDA from any Mortgagee hereinafter encumbering the Building, in such future Mortgagee’s standard form, which shall include provisions to the effect that (i) Tenant may exercise any termination rights expressly granted to Tenant in this Lease without further consent by Landlord’s Mortgagee, and (ii) in the event of foreclosure under the Mortgage, this Lease shall continue and Tenant’s rights under this Lease will not be disturbed even though foreclosure action has taken place.

          23.4 Conditioned upon Tenant’s receipt of an executed SNDA from each Mortgagee, Tenant agrees to attorn to all successor owners of the Building, whether such ownership is acquired by sale, foreclosure of a Mortgage, or otherwise, provided that such successor owner recognizes Tenant’s rights hereunder pursuant to such SNDA.
     24. REMOVAL OF TENANT’S PROPERTY. All movable personal property of Tenant not removed from the Premises upon vacation, abandonment, or termination of this Lease shall be conclusively deemed abandoned and may be sold, or otherwise disposed of by Landlord without notice to Tenant and without obligation to account; Tenant shall pay Landlord’s actual out-of-pocket expenses paid in connection with such disposition.
     25. HOLDING OVER: TENANCY MONTH-TO-MONTH. If, after the expiration or termination of this Lease, Tenant remains in possession of the Premises and continues to pay rent without a written agreement as to such holding over, even though Landlord accepts such rent, such possession is a tenancy from month-to-month, subject to all provisions hereof but at a monthly rent equivalent to one hundred fifty percent (150%) of the monthly Rent paid by Tenant immediately prior to such expiration or termination, pro rated on a per diem basis for any partial month. Rent shall continue to be payable in advance on the first day of each calendar month. Such tenancy may be terminated by either party upon ten (10) days’ written notice prior to the end of any monthly period. Nothing contained herein obligates Landlord to accept rent tendered after the expiration of the Term or relieves Tenant of its liability under Section 17.
     26. PAYMENTS AFTER TERMINATION. No payments by Tenant after expiration or termination of this Lease or after any notice (other than a demand for payment of money) by Landlord to Tenant reinstates, continues, extends the Term, or affects any notice given to Tenant prior to such payments. After notice, commencement of a suit, or final judgment granting Landlord possession of the Premises, Landlord may collect any amounts due or otherwise exercise Landlord’s remedies without waiving any notice or affecting any suit or judgment.
     27. STATEMENT OF PERFORMANCE.
          27.1 Tenant agrees at any time upon not less than ten (10) days’ written notice to execute and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that there have been no defaults by Tenant, or to Tenant’s actual knowledge, Landlord (or, if there have been defaults, setting forth the nature thereof); the date to which Rent has been paid in advance and such other information as Landlord reasonably requests. Such statement may be relied upon by a prospective purchaser of Landlord’s interest or Mortgagee.
          27.2 Landlord agrees at any time upon not less than ten (10) days’ written notice to execute and deliver to Tenant a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications); that there have been no defaults by Landlord, or to Landlord’s actual knowledge, Tenant (or, if there have been defaults, setting forth the nature thereof); the date to which Rent has been paid in advance and such other information as Tenant reasonably requests. Such statement may be relied upon by third parties.
     28. MISCELLANEOUS.
          28.1 Transfer by Landlord. The term “Landlord” means so far as obligations of Landlord are concerned, only the owner of the Real Property upon which the Building is or may thereafter be constructed at the time in question and, if any transfer of the title occurs, Landlord herein named (and in the case of any subsequent transfers, the then grantor) is automatically released from and after the date of such transfer of all liability as respects performance of any obligations of Landlord thereafter to be performed. Any funds in Landlord’s possession at the time of transfer in which Tenant has an interest will be turned over to the grantee and any amount then due Tenant under this Lease will be paid to Tenant.
          28.2 No Merger. The termination or mutual cancellation of this Lease will not work a merger, and such termination or cancellation will at the option of Landlord either terminate all subleases or operate as an automatic assignment to Landlord of such subleases.
          28.3 Independent Covenants. This Lease is to be construed as though the covenants between Landlord and Tenant are independent and not dependent and Tenant is not entitled to any setoff of the Rent against Landlord if Landlord fails to perform its obligations; provided, however, the foregoing does not impair Tenant’s right to commence a separate suit against Landlord for any default by Landlord so long as Tenant complies with Section 21.
          28.4 Validity of Provisions. If any provision is invalid under present or future laws, then it is agreed that the remainder of this Lease is not affected and that in lieu of each provision that is invalid, there will be added as part of this Lease a provision as similar to such invalid provision as may be possible and is valid and enforceable.
          28.5 Captions. The caption of each Section is added for convenience only and has no effect in the construction of any provision of this Lease.
          28.6 Construction. The parties waive any rule of construction that ambiguities are to be resolved against the drafting party. Any words following the words “include,” “including,” “such as,” “for example,” or similar words or phrases shall be illustrative only and are not intended to be exclusive, whether or not language of non-limitation is used.
          28.7 Applicability. Except as otherwise provided, the provisions of this Lease are applicable to and binding upon Landlord’s and Tenant’s respective heirs, successors and assigns. Such provisions are also considered to be covenants running with the land to the fullest extent permitted by law.
          28.8 Authority. Tenant and the party executing this Lease on behalf of Tenant represent to Landlord that such party is authorized to do so by requisite action of Tenant and agree, upon request, to deliver Landlord a resolution, similar document, or opinion of counsel to that effect.
          28.9 Severability. If there is more than one (1) party which is the Tenant, the obligations imposed upon Tenant are joint and several.
          28.10 Acceptance of Keys, Rent or Surrender. No act of Landlord or its representatives during the Term, including any agreement to accept a surrender of the Premises or amend this Lease, is binding on Landlord unless such act is by a partner, member, manager or officer of Landlord, as the case may be, or other party designated in writing by Landlord as authorized to act. The delivery of keys to Landlord or its representatives will not operate as a termination of this Lease or a surrender of the Premises. No payment by Tenant of a lesser amount than the entire Rent owing is other than on account of such Rent nor is any endorsement or statement on any check or letter accompanying payment an accord and satisfaction. Landlord may accept payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy available to Landlord.
          28.11 Diminution of View. Tenant agrees that no diminution of light, air, or view from the Building entitles Tenant to any reduction of Rent under this Lease, results in any liability of Landlord, or in any way affects Tenant’s obligations.
          28.12 Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, Landlord’s liability is limited to Landlord’s interest in the Real Property, together with any improvements now or hereafter located thereon.
          28.13 Non-Reliance. Tenant confirms it has not relied on any statements, representations, or warranties by Landlord or its representatives except as set forth herein.
          28.14 Written Modification. No amendment or modification of this Lease is valid or binding unless in writing and executed by the parties.

          28.15 Lender’s Requirements. Tenant will make such modifications to this Lease as may hereafter be required to conform to any lender’s requirements, so long as such modifications do not increase Tenant’s obligations or materially adversely alter its rights hereunder.
          28.16 Effectiveness. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease and it is not effective unless and until execution and delivery by both Landlord and Tenant.
          28.17 Survival. This Lease, notwithstanding expiration or termination, continues in effect as to any provisions requiring observance or performance subsequent to termination or expiration.
          28.18 Time of Essence. Time is of the essence herein.
          28.19 Rules and Regulations. Tenant and Tenant’s Agents shall at all times observe and abide by the Rules and Regulations attached hereto as Exhibit J as amended from time to time. Failure to keep and observe the Rules and Regulations shall constitute a breach of the terms of this Lease in the same manner as if the same were contained herein as covenants.
          28.20 Recording. Tenant will not record this Lease. Recording of the Lease by or on behalf of Tenant is an Event of Default. Notwithstanding the foregoing, both parties shall execute and deliver a notice of this Lease in form appropriate for recording or registration, and both parties agree to cooperate in the preparation, execution, acknowledgment and recordation of such document in reasonable form. If such a notice of lease is recorded, then upon expiration or termination of this Lease, Tenant agrees promptly to execute, acknowledge and deliver to Landlord, upon written request by Landlord, a Termination of Memorandum of Lease in such form as Landlord may reasonably request, for the purpose of terminating any continuing effect of the previously recorded memorandum of lease as a cloud upon title to the Real Property.
          28.21 Environmental Condition. Landlord hereby represents to Tenant that, to the best of Landlord’s knowledge, the Premises and the Real Property are, and will be on the Commencement Date, in full compliance with all Environmental Laws.
          28.22 Americans With Disabilities Act. Landlord hereby represents to Tenant that, upon occupancy by Tenant, the Building will be in compliance with the Americans With Disabilities Act and the regulations promulgated thereunder and with all other Applicable Legal Requirements and rules governing access to and use of facilities by people with disabilities.
     29. AUTHORITIES FOR ACTION AND NOTICE.
          29.1 Unless otherwise provided, Landlord may act through Landlord’s Building Manager or other designated representatives from time to time.
          29.2 All notices or other communications required or desired to be given to Landlord must be in writing and shall be deemed received when delivered personally to any officer, partner, member or manager of Landlord (depending upon the nature of Landlord) or the manager of the Building Manager or three (3) days after deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed as set forth in Section 1.9. All notices or communications required or desired to be given to Tenant shall be in writing and deemed duly served when delivered personally to any officer, employee, partner, member or manager of Tenant (depending upon the nature of Tenant), or three (3) days after deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to the appropriate address set forth in Section 1.11. Either party may designate in writing served as above provided a different address to which notice is to be mailed. The foregoing does not prohibit notice from being given as provided in Rule 4 of Colorado Rules of Civil Procedure, as amended from time to time.
     30. PARKING. Subject to the provisions of this Section 30 and the reciprocal parking easements set forth in the Declaration, Landlord shall make available, at no additional cost, on-site, unassigned parking at a ratio of ten (10) parking spaces per one thousand (1,000) Rentable Square Feet allocated to the Premises (as may be expanded pursuant to Sections 41 or 42 below), at the parking area more particularly described on the plan attached hereto as Exhibit H (the “Parking Lot”). Landlord shall make available two hundred fifty (250) of such parking spaces to Tenant on or before the Commencement Date set forth herein. In addition, Landlord shall make available an additional two hundred fifty (250) of such on-site, unassigned parking spaces at the Parking Lot to Tenant on or before the earlier to occur of (i) the first anniversary of the Lease Commencement Date, or (ii) the Rent Increase Date. Tenant shall have the right, in its sole discretion, to designate a reasonable number of parking spaces as reserved for its visitors, guests and employees. As part of Landlord’s Work, Landlord shall, at its sole cost and expense, install landscaping and pave and stripe the Parking Lot, and install adequate lighting in all parking areas. Landlord shall be responsible to plow and maintain the Parking Lot and maintain the lighting and landscaping serving all parking areas, the cost of which shall be deemed an Operating Expense. All vehicles parked in the Parking Lot and the personal property therein shall be at the sole risk of Tenant, Tenant’s Agents and the users of such spaces. Landlord shall have no liability for loss or damage incurred by Tenant, Tenant’s Agents and the users of such spaces for whatever cause. In the event that the Expansion Space or any Potential Offering Space is added to the Premises in accordance with Sections 41 or 42 below, Landlord shall provide Tenant, at no additional charge, additional unassigned parking spaces at the Parking Lot a ratio of ten (10) parking spaces per one thousand (1,000) Rentable Square Feet allocated to the Expansion Space or Potential Offering Space, as applicable.
     31. BROKERAGE. Landlord and Tenant represent to the other that it has not employed any broker with respect to this Lease and has no knowledge of any broker’s involvement in this transaction except those listed in Sections 1.13 and 1.14 (collectively, the “Brokers”). Landlord and Tenant shall indemnify the other against any expense incurred as a result of the inaccuracy of the foregoing representation. Landlord shall pay any commissions due to the Brokers pursuant to separate agreement(s).
     32. RESTRICTIONS ON PERMITTED USES. Landlord and Tenant acknowledge that the Premises may only be used for the Permitted Use. Landlord or its affiliates may, at any time, cause to be recorded with the Clerk and Recorder of Larimer County, Colorado, a document containing the foregoing restrictions on permitted uses of the Premises.
          Tenant further agrees that at no time will any use of the Premises violate the terms of the Exclusive Use Agreement between Banner Health System and McWhinney Holding Company, LLLP (“MHC LLLP”), and its affiliates, dated June 28, 2000, and recorded August 2, 2000, at Reception No. 2000052392 or the terms of the Exclusive Use Agreement between Centerra Office Partners, LLC, MHC LLLP and Poudre Valley Health Care, Inc. dated June 18, 2003, and recorded June 18, 2003, at Reception No. 20030074443 of the Larimer County, Colorado records (collectively, the “MHC LLLP Restrictions”).
     33. PUBLIC IMPROVEMENT FEE AND RETAIL SALES FEE. The Tenant hereby acknowledges and agrees as follows with respect to the Declaration of Covenants Imposing and Implementing the Centerra Public Improvement Fee dated July 6, 2004 and recorded in the real property records of Larimer County at Reception No. 2004-0067081 (the “PIF Covenant”) and the Declaration of Covenants Imposing and Implementing the Centerra Retail Sales Fee dated July 6, 2004 and recorded in the real property records of Larimer County at Reception No. 2004-0067082 (the “RSF Covenant”) (all capitalized terms used in this Section 33 and not otherwise defined having the meanings assigned them in the PIF Covenant and the RSF Covenant): (i) the Tenant is bound by the provisions of the PIF Covenant and RSF Covenant and agrees to comply with the same to the extent pertaining to the Tenant, including the requirement to pay Public Improvement Fees and Retail Sales Fees in the event that the Tenant becomes a Centerra Retailer; (ii) neither the Public Improvement Fee nor the Retail Sales Fee is a tax in any form and, to the extent that the PIC, the Primary RSF Recipient, any Designated Receiving Entity, any RSF Receiving Entity or any other entity entitled to Public Improvement Fee Revenues or Retail Sales Fee Revenues under the MF&I Agreement or any other agreement is entitled to receive such moneys, such authority is derived through the PIF Covenant, the RSF Covenant, a collection agreement and the MF&I Agreement, and not through any exercise of governmental powers; (iii) in addition to any one or more of the declarants of the PIF Covenant and RSF Covenant, Centerra Metropolitan District No. 1 (the “Service District”), the Bond Trustee, the PID, the PIC, the Primary RSF Recipient, any other RSF Recipient or any Designated Receiving Entity will have a direct cause of action and full right and authority to enforce the obligations of Centerra Retailers under the PIF Covenant and the RSF Covenant, and no default by the Landlord hereof under this Lease will entitle Tenant (if a Centerra Retailer) to any offset, deduction, or other defense to payment of the Public Improvement Fees or Retail Sales Fees due under the PIF Covenant and RSF Covenant, respectively; (iv) the provisions of the PIF Covenant and the RSF Covenant that pertain to Centerra Retailers have been approved or agreed to by the Enforcing Parties and such Parties are or will be relying upon such provisions in taking certain actions with respect to the Public Improvement Fee, the Retail Sales Fee and the Eligible Costs with the express condition that the provisions of the PIF Covenant and the RSF Covenant that pertain to Centerra Retailers may not be amended, modified or waived without the prior written consent of the PIC, the Service District, the City, and the Primary RSF Recipient and, accordingly, Tenant agrees that no amendment or modification will be made to, nor any waiver made or accepted by the Tenant with respect to the provisions of the PIF Covenant or the RSF Covenant that pertain to the Tenant, or the provisions of this Lease providing for compliance by the Tenant (if a Centerra Retailer) with the provisions of the PIF Covenant and RSF Covenant, unless such consents have been obtained and that any purported amendment, modification or waiver without such consents will be void and of no force and effect.
     34. SATELLITE DISH, ANTENNA AND WIRELESS RIGHTS.
          34.1 Subject to the provisions of this Section 34, and upon approval by the Centerra Design Review Committee and compliance with the Millennium GDP Guidelines, Tenant shall have the right to install, operate and maintain one or more satellite dishes and/or antennas on the roof of the Building for use by Tenant, its employees and invitees (collectively, the “Dish/Antenna”), free of monthly rental charge during the Term. Notwithstanding anything to the contrary contained in this Lease and in addition to any restrictions, prohibitions or requirements set forth in the Declaration, Tenant shall not use the Dish/Antenna to provide telecommunication, video, data or related services (collectively, “Communication Services”) to an unaffiliated tenant, occupant or licensee of any building of than the Building, or to facilitate the provision of Communication Services on behalf of another Communication Services provider to an unaffiliated tenant, occupant or licensee of any building of than the Building.
          34.2 Prior to the expiration or earlier termination of this Lease, Tenant shall remove the Dish/Antenna and any appurtenant equipment (if any). Such removal shall be at the sole cost and expense of Tenant and Tenant shall, at its sole cost and expense, repair any damage caused by such removal.
     35. LICENSE FOR USE OF THE MARK “CENTERRA.” Tenant agrees and acknowledges that Landlord’s affiliate, MHC LLLP, is the owner of rights in the trademark and service mark “CENTERRA,” used as a word mark and in various stylized forms, for use in connection with a wide variety of real estate services, real estate development services, and other services related thereto. In the event Tenant wishes to use MHC LLLP’s service mark “CENTERRA,” in any form, Tenant agrees that it may only use the mark “CENTERRA” in connection with Tenant’s business operating on the Premises and only after (i) Tenant has entered into a written license agreement with MHC LLLP with regard to use of the mark “CENTERRA,” wherein such license agreement will specify the exact nature and requirements regarding use of the mark “CENTERRA” and (ii) Tenant provides a written copy of a fully executed license agreement or other evidence acceptable to Landlord evidencing that Tenant has obtained a license from MHC LLLP to use the mark “CENTERRA” in connection with Tenant’s business to be operated on the Premises.
     36. Intentionally Omitted.

     37. SPECIALLY DESIGNATED NATIONALS AND BLOCKED PERSONS LIST.
          37.1 Tenant represents and warrants to Landlord that Tenant and all persons and entities owning (directly or indirectly) an ownership interest in Tenant are currently in compliance with and shall at all times during the term of this Lease (including any further extensions or renewals) remain in compliance with the regulations of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.
          37.2 Landlord represents and warrants to Tenant that Landlord and all persons and entities owning (directly or indirectly) an ownership interest in Landlord are currently in compliance with and shall at all times during the term of this Lease (including any further extensions or renewals) remain in compliance with the regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.
     38. PERMITS. Landlord shall, in good faith, at its sole cost and expense (including, without limitation, any building permit costs arising under the Title Restrictions), hereafter promptly commence and diligently pursue the issuance of all licenses, permits, approvals and consents necessary or required pursuant to Applicable Legal Requirements to allow Landlord to complete Landlord’s Work, as defined in the attached Work Letter (the “Landlord Permits”). The date on which all of the Landlord Permits have been issued, without any appeal having been taken (or any such appeals having been dismissed), is referred to herein as the “Landlord Permits Issuance Date.” If the Landlord Permits Issuance Date has not occurred on or before the date that is eight (8) months after the date hereof, then Landlord or Tenant may elect to terminate this Lease by giving the other written notice of such election at any time and before the Landlord Permits Issuance Date. If Landlord or Tenant so elects to terminate, this Lease shall automatically terminate as of the date of such termination notice. Tenant shall cooperate with Landlord to the extent reasonably requested by Landlord, but at no out of pocket cost to Tenant, in the process of obtaining the Landlord Permits. Adverse economic factors shall not constitute the basis for failure by Landlord to obtain Landlord Permits.
     39. SIGNAGE. Tenant shall have the right, at no additional charge, to place (i) monument signage on the Real Property, (ii) one (1) exterior sign on the Building, and (iii) to the extent permitted by the City of Loveland, Colorado, additional signs on the Building, all of which shall be for the purpose of identifying Tenant, subject to the approval of the Centerra Design Review Committee and provided that all such signage is in compliance with the Millennium General Development Plan and the Centerra Signage Guidelines (“Tenant’s Signage”). In addition, the size, design and location of Tenant’s Signage shall be determined by Tenant, subject to the prior approval of any regulatory authority having jurisdiction over the Building or Real Property. The cost for the design, fabrication and installation of such Tenant’s signage shall be borne solely by Tenant. Tenant will bear the costs of maintaining the signage in a first-class condition throughout the Term and the costs of removal of any signage at the termination or expiration of this Lease. If Tenant’s Signage shall be or become prohibited by any law, code, rule or regulation of any governmental or quasi-governmental agency having jurisdiction over the Building, Tenant shall immediately remove the signage upon notice from Landlord.
     40. OPTION TO EXTEND. Landlord grants to Tenant the options (each, an “Option”) to extend the Term of this Lease for three (3) additional terms of three (3) years each (each, an “Option Term”). The Option applies to the Premises, including the “Expansion Space” (pursuant to Section 41 below) or the “Potential Offering Space” (pursuant to Section 42 below), if applicable, and is expressly made subject to the following conditions:
               (1) Notice of Tenant’s election to exercise an Option must be given to Landlord no earlier than eighteen (18) months and no later than nine (9) months prior to the Expiration Date of the Initial Term, the first Option Term or the second Option Term, as applicable. If Tenant does not timely notify Landlord, it shall be conclusively presumed that Tenant has waived its right to exercise the respective Option and Landlord may thereafter lease the

Premises to any third parties upon such terms and conditions as Landlord shall elect and Tenant shall have no further rights with respect to the Premises following the expiration of the Initial Term, the first Option Term or the second Option Term, as applicable.
               (2) In the event Tenant shall fail to exercise the respective Option in the manner set forth in this section, Tenant shall have no further rights to extend the Initial Term (or first Option Term or second Option Term, as applicable) of this Lease.
               (3) Each Option granted hereunder shall be upon the same terms and conditions as are set forth in this Lease except that the annual Base Rent during each year of any one (1) or more Option Terms shall be equal to ninety-five percent (95%) of the Fair Market Rent for comparable space in a comparable building within the master-planned community known as “Centerra” or in any other comparable master-planned community situated in northern Colorado. The methodology for determining the Fair Market Rent during each Option Term shall be the same as the methodology for determining the Fair Market Rent for the “Expansion Space” pursuant to Section 41.2 below.
     41. EXPANSION OPTION.
          41.1 Tenant has the right, but not the obligation, to add to the Premises during the Initial Term of this Lease, in accordance with the provisions of this Section 41, an additional area containing approximately twenty thousand (20,000) Rentable Square Feet (“Expansion Space”), which will consist of an expansion of the existing Building (“Expansion”) on the Real Property and on the real property adjacent to the Real Property as shown on the site plan attached hereto as Exhibit I (“Expansion Parcel”). Tenant shall exercise its right to add the Expansion Space to the Premises by giving written notice to Landlord on or before the second anniversary of the Rent Commencement Date hereunder (the “Expansion Notice”).
          41.2 Tenant shall be provided with an tenant improvement allowance of no less than Forty-Six and 00/100 Dollars ($46.00) per Rentable Square Foot allocated to the Expansion Space. The Base Rent for the Expansion Space will be the fair market rent for comparable space in a comparable building in the master-planned community known as “Centerra” or any other similar master-planned community in northern Colorado as reasonably determined by Landlord, provided, however, in no event shall the Base Rent per Rentable Square Foot of the Expansion Space be less than the then current Base Rent per Rentable Square Foot being charged by Landlord to Tenant for the rental of the original Premises (i.e., 50,000 Rentable Square Feet). Within thirty (30) days after Landlord’s receipt of the Expansion Notice, Landlord will notify Tenant of the proposed fair market rent for the Expansion Space taking into account factors such as (but not limited to) the rental rate currently charged by Landlord for space at the Building Complex, the term of the lease of the Expansion Space, brokerage commissions, and any leasehold improvement allowances (including the tenant improvement allowance provided to Tenant in connection with the Expansion Space) or other inducements being offered (the “Fair Market Rent”). In the event that Tenant does not agree with Landlord’s determination and the parties cannot thereafter mutually agree upon the Fair Market Rent for the Expansion Space within ten (10) days after delivery of the initial determination by Landlord, then the Fair Market Rent for the Expansion Space shall be determined as follows:
          (i) Landlord and Tenant, within ten (10) days after the expiration of such ten (10) day period, shall each select an appraiser who is a member of the American Institute of Real Estate Appraisers having at least ten (10) years’ experience in northern Colorado to determine the Fair Market Rent (respectively, “Landlord’s Appraiser” and “Tenant’s Appraiser”).
          (ii) Landlord’s Appraiser and Tenant’s Appraiser shall conduct independent appraisals to determine the Fair Market Rent and provide their results to the parties within thirty (30) days of their selection. If the appraisals of Fair Market Rent produced by Landlord’s Appraiser and Tenant’s Appraiser shall not differ by a margin of greater than five percent (5%), then the Fair Market Rent shall be determined by taking the average of the two appraisals. If the said appraisals shall differ by more than five percent (5%), then Landlord’s Appraiser and Tenant’s Appraiser shall, within fourteen (14) days after the initial exchange of their respective determinations, jointly select a third appraiser having the qualifications described above (the “Third Appraiser”). The Third Appraiser shall not have acted in any capacity for either Landlord or Tenant, or their affiliates, within five (5) years before his or her selection. The Third Appraiser shall review the prior independent appraisals produced by Landlord’s Appraiser and Tenant’s Appraiser, each of whom shall make available to the Third Appraiser all relevant backup materials that they used in making their own determinations. Within thirty (30) days after being appointed the Third Appraiser shall report in writing to the parties and their respective Appraisers his or her determination of which of the two appraisals of Fair Market Rent is closest to the determination of Fair Market Rent that the Third Appraiser would have made acting alone and independently, it being understood that the Third Appraiser shall be expressly prohibited from selecting a compromise figure. The results of the appraisal process and determination of the Fair Market Rent, whether the result of the averaging of the respective determinations of Fair Market Rent by Landlord’s Appraiser and Tenant’s Appraiser or the determination of the Third Appraiser as set forth above, shall be deemed final and binding upon the parties (except to the extent otherwise provided herein). Each party shall pay the fees and expenses of the appraiser it selected and the fees and expenses of the Third Appraiser shall be borne equally by both parties.
          (iii) If Landlord or Tenant shall have failed to designate an appraiser within the time period provided therefor above, then the appraiser which has been designated, whether by Landlord or Tenant, shall alone make the determination of the Fair Market Rent. If Tenant and Landlord have both designated appraisers but the two appraisers so designated do not agree upon and designate the Third Appraiser willing so to act within the time period provided therefor above, the Tenant, the Landlord or either appraiser previously designated may request the American Arbitration Association (“AAA”) to designate the Third Appraiser willing so to act and an appraiser so appointed shall, for all purposes, have the same standing and powers as though such appraiser had been seasonably appointed by the appraisers first appointed. In case of the inability or refusal to serve of any person designated as an appraiser, or in case any appraiser for any reason ceases to be such, an appraiser to fill such vacancy shall be appointed by the Tenant, the Landlord, the appraiser first appointed or the said AAA, as the case may be, which ever made the original appointment.
          41.3 Tenant shall have the right, within fifteen (15) days after the determination of the Fair Market Rent as set forth in Section 41.2 above, to either (i) rescind the exercise of its option to lease the Expansion Space or (ii) accept the determination of the Fair Market Rent for the Expansion Space. Tenant shall provide written notice of such rescission or acceptance to Landlord within said fifteen (15) day period (the “Expansion Accept/Reject Notice”). If Tenant elects to accept the appraisers’ determination, Landlord and Tenant shall enter into the Expansion Amendment and Expansion Work Letter and Landlord shall commence construction of the Expansion Space as provided hereunder. If Tenant does not provide the Expansion Accept/Reject Notice within such fifteen (15) day period or elects to rescind the exercise of its option to add the Expansion Space to the Premises, Tenant will be deemed to have irrevocably waived and relinquished its right to add the Expansion Space to the Premises and Landlord may sell or lease to a third party or otherwise use all or any portion of the Expansion Parcel in its sole discretion.
          41.4 If Tenant elects to proceed to rent the Expansion Space pursuant to the Expansion Accept/Reject Notice, Landlord shall promptly thereafter prepare an amendment to this Lease (the “Expansion Amendment”) to reflect the commencement date of the term for the Expansion Space and the changes in Base Rent, rentable square footage of the Premises, and other appropriate terms. The Expansion Amendment shall include a work letter (“Expansion Work Letter”) containing substantially the same terms and conditions as the original Work Letter attached to this Lease with respect to the construction of the Building, including the core and shell specifications attached thereto for the Landlord’s construction of the Expansion Space (the “Landlord’s Expansion Work”), to the extent applicable. The Expansion Work Letter shall include a provision obligating the Landlord to pay, at its sole expense, the cost of saw cutting, removal and disposal of knock-out panels to accommodate construction of the Expansion Space. The Expansion Work Letter shall further provide for Substantial Completion of the Landlord’s Expansion Work on or before the date that is one (1) year after the date of the Expansion Amendment. Drafts of the Expansion Amendment and the Expansion Work Letter shall be sent to Tenant within a reasonable time after Landlord’s receipt of Tenant’s acceptance of the Fair Market Rent pursuant to the Expansion Accept/Reject Notice. Landlord and Tenant shall work in good faith to mutually agree upon and execute and deliver to the other, the Expansion Amendment (including the Expansion Work Letter) within thirty (30) days after Tenant’s acceptance of the Fair Market Rent pursuant to the Expansion Accept/Reject Notice, but, following such acceptance, an otherwise valid exercise of the Expansion Space option shall be fully effective whether or not the Expansion Amendment is executed.

          41.5 The term of the Lease with respect to the Expansion Space shall commence on the first day following Substantial Completion (as defined in the Expansion Work Letter) of the Landlord’s Expansion Work (“Expansion Commencement Date”). Landlord shall deliver possession of the Expansion Space to Tenant on the Expansion Commencement Date, vacant, broom clean and with the Landlord’s Expansion Work Substantially Complete. On the Expansion Commencement Date, the “Premises” under this Lease shall be deemed to consist of both the original Premises described in Section 1.2 above and the Expansion Space and all of the terms and provisions of this Lease, as modified by this Section 41 and the Expansion Amendment, shall apply to both such original Premises and the Expansion Space. Landlord shall notify Tenant of the expected date for Substantial Completion of Landlord’s Expansion Work at least thirty (30) days before such date.
          Notwithstanding any provision to the contrary herein, on or before the date that is one-hundred fifty (150) days prior to the Expansion Commencement Date, Landlord shall provide Tenant with access to the Expansion Space with the Initial Landlord’s Expansion Work (as defined below) complete (the “Expansion Delivery Date”). Tenant shall be permitted continuous access to the Expansion Space from and after the Expansion Delivery Date to enable Tenant to construct its tenant improvements and install equipment, furniture, systems, telephone/data and otherwise perform such work to prepare the Expansion Space for Tenant’s occupancy (“Tenant’s Expansion Finish Work”). Landlord shall also provide Tenant with early access to the Expansion Space prior to the Expansion Delivery Date to allow Tenant to install wire, cabling, conduits and other related equipment and facilities related to or serving the HVAC and electrical systems at the Expansion Space. Tenant and Landlord shall coordinate the timing and scope of such work at the Expansion Space prior to the Expansion Delivery Date in order to allow for any Tenant installations that may be installed prior to the completion of the applicable portions of the Landlord’s Expansion Work. All such early access to the Premises, regardless of whether it occurs before or after the Expansion Delivery Date, shall not trigger the “Expansion Commencement Date” or the “Expansion Rent Commencement Date” of this Lease, and shall be subject to such reasonable rules and regulations as shall be established by Landlord to protect Landlord’s Expansion Work, minimize conflicts between contractors and subcontractors and maintain safety at the Expansion Space and the Premises. For the purposes of this Section 41, the “Initial Landlord’s Expansion Work” shall mean the portions of the Landlord’s Expansion Work that are equivalent or substantially similar to the Initial Landlord’s Work (as defined above) or which are otherwise reasonably necessary to be completed before Tenant is able perform and complete the Tenant’s Expansion Finish Work.
          Tenant’s obligation to pay Rent with respect to the Expansion Space shall commence on the later of: (i) the Expansion Commencement Date, and (ii) the earlier of (a) the date that is one hundred fifty (150) days after the Expansion Delivery Date (extended by one (1) day for each day of Landlord Delay), and (b) the date that Tenant commences beneficial use of the Expansion Space for its business purposes (the “Expansion Rent Commencement Date”).
          Landlord agrees that as of the Expansion Delivery Date, Tenant may commence Tenant’s Expansion Finish Work in the Expansion Space subject to the provisions of the Expansion Amendment and Expansion Work Letter (if applicable). Commencing on the Expansion Delivery Date, Tenant agrees that all terms and provisions of this Lease (as amended by the Expansion Amendment and Expansion Work Letter, if applicable) shall be in effect with respect to the Premises (including the Expansion Space), excluding, however, Tenant’s obligation to pay Rent with respect to the Expansion Space, which shall commence on the Expansion Rent Commencement Date. Notwithstanding the foregoing, Tenant’s obligation to pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses with respect to the original Premises described in Section 1.2 above shall be in full force and effect and shall in no event be affected by the Expansion Rent Commencement Date. Provisions regarding completion of the Expansion Space shall be set forth in the Expansion Work Letter. Except as provided in the Expansion Work Letter, and except for Landlord’s Expansion Work and any latent defects or Punch List Items (as defined in the Expansion Work Letter), Landlord shall have no obligation for completion or remodeling of the Expansion Space, and Tenant shall accept the Expansion Space in its “as is” condition on the Expansion Commencement Date.
          41.6 Upon exercise of Tenant’s option pursuant to the Expansion Notice, the Expansion Space will be delivered by Landlord to Tenant with a tenant finish allowance equal to Forty-Six and 00/100 Dollars ($46.00) per Rentable Square Foot allocated to the Expansion Space. Landlord will not be obligated to grant any other allowances with respect to the Expansion Space except as set forth in this section.

          41.7 Upon the addition of the Expansion Space to the Premises, the Tenant’s Pro Rata Share of Operating Expenses shall continue to be one hundred percent (100%) of all Operating Expenses in connection with the Premises, including those with respect to the Expansion Space constituting a part thereof.
          41.8 In the event that the Expansion Space is added to the Premises, the Initial Term of this Lease set forth in Section 1.3 above shall be extended to be coterminous with a ten (10) year lease of the Expansion Space commencing upon the Expansion Commencement Date. Upon such extension, Landlord and Tenant agree to execute an Expansion Space Commencement Certificate in substantially the form attached hereto as Exhibit C setting forth the exact Expansion Commencement Date and Expansion Expiration Date of this Lease. Upon such extension, the Base Rent for the original Premises set forth in Section 1.4 above shall continue to be Sixteen Dollars and Twenty-Five Cents ($16.25) per Rentable Square Foot allocated to the original Premises, increased annually on a compounded basis at the rate of two percent (2%) per year during the extended Term of this Lease, subject to Section 40 above. The extension of the Initial Term pursuant to this Section 41.8 shall not affect Tenant’s Options to extend the term of this Lease in accordance with Section 40 above.
          41.9 If Tenant elects to proceed to rent the Expansion Space pursuant to the Expansion Accept/Reject Notice, Landlord shall, in good faith, at its sole cost and expense (including, without limitation, any building permit costs arising under the Title Restrictions), promptly thereafter commence and diligently pursue the issuance of all licenses, permits, approvals and consents necessary or required pursuant to Applicable Legal Requirements to allow Landlord to complete Landlord’s Expansion Work (the “Landlord Expansion Permits”). The date on which all of the Landlord Expansion Permits have been issued, without any appeal having been taken (or any such appeals having been dismissed), is referred to herein as the “Landlord Expansion Permits Issuance Date.” If the Landlord Expansion Permits Issuance Date has not occurred on or before the date that is eight (8) months after the date of Tenant’s Expansion Accept/Reject Notice, then Landlord or Tenant may elect to terminate Tenant’s exercise of its option under this Section 41 to lease the Expansion Space by giving the other written notice of such election at any time and before the Landlord Expansion Permits Issuance Date. If Landlord or Tenant so elects to terminate, the Expansion Amendment and Expansion Work Letter shall automatically terminate as of the date of such termination notice. Tenant shall cooperate with Landlord to the extent reasonably requested by Landlord, but at no out of pocket cost to Tenant, in the process of obtaining the Landlord Expansion Permits. Adverse economic factors shall not constitute the basis for failure by Landlord to obtain Landlord Expansion Permits.
          41.10 Landlord acknowledges that Tenant will be occupying the Premises (or a portion thereof) while Landlord’s Expansion Work will be performed, and that noise, dust, relocation of Tenant’s property and other activities associated with Landlord’s Expansion Work may be disruptive to the business operations of Tenant in the Premises. Landlord shall (i) coordinate the timing of construction work so as to minimize interference with Tenant’s business operations, including scheduling demolition work before 9:00 a.m. and after 6:00 p.m. on business days, (ii) erect and maintain a temporary dust barrier between that portion of the Premises in which the Landlord’s Expansion Work occurs and the remaining portions of the Premises, and (iii) otherwise use reasonable efforts to minimize any disturbance to Tenant, Tenant’s employees, invitees or agents, and Tenant’s personal property and equipment located at the Premises.
     42. RIGHT OF FIRST REFUSAL.
          42.1 Landlord shall have the right, at any time during the Term of this Lease except during the 3-Year RFR Term (defined below), to construct a separate building at the Expansion Parcel (the “Expansion Building”) or to sell or lease the Expansion Parcel or the Expansion Building to a third party. Such construction and operation of the Expansion Building by Landlord or a third party shall not interfere with Tenant’s access or use of the Premises as contemplated hereunder, or otherwise adversely affect Tenant’s rights hereunder. Notwithstanding the foregoing, Tenant shall have the ongoing right of first refusal (the “Right of First Refusal”) during the third, fourth and fifth Lease Years (“3-Year RFR Term”) to lease the Expansion Building or Expansion Parcel, or any portions thereof (each such space, a “Potential Offering Space”). Tenant’s Right of First Refusal shall be exercised as follows: if at any time during the 3-Year RFR Term Landlord enters into a letter of intent (or otherwise reaches agreement on material transaction terms) to sell or lease a Potential Offering Space to a third party, then prior to selling or leasing such Potential Offering Space to a party other than Tenant, Landlord shall provide notice to Tenant in writing and offer to lease the Potential Offering Space to Tenant at the Fair Market Rent as determined in accordance with Section 41.2 above (the “Lease Offer”). Tenant shall have forty-five (45) days following delivery of the Lease Offer in which to notify Landlord of its desire to exercise its option to lease the Potential Offering Space (“Lease Offer Exercise Notice”). In the event that Tenant rejects the Lease Offer or fails to notify Landlord of its desire to lease the Potential Offering Space within said forty-five (45) day period, Tenant will be deemed to have irrevocably waived and relinquished its right to lease the Potential Offering Space.
          42.2 The Fair Market Rent for the Potential Offering Space shall be determined in accordance with Section 41.2 above. Tenant shall have the right, within fifteen (15) days after the determination of the Fair Market Rent as set forth in Section 41.2 above, to either (i) rescind the exercise of its option to lease the Potential Offering Space or (ii) accept the determination of the Fair Market Rent for the Potential Offering Space. Tenant shall provide written notice of such rescission or acceptance to Landlord within said fifteen (15) day period (the “Lease Accept/Reject Notice”). If Tenant elects to accept the appraisers’ determination, Landlord and Tenant shall enter into the RFR Amendment and RFR Work Letter (as defined below) and Landlord shall commence construction of the Potential Offering Space as provided hereunder. If Tenant does not provide the Lease Accept/Reject Notice within such fifteen (15) day period or elects to rescind the exercise of its option to lease the Potential Offering Space, Tenant will be deemed to have irrevocably waived and relinquished its right to lease the Potential Offering Space, and Landlord may, for a period of six (6) months thereafter during the 3-Year RFR Term, lease to a third party on the terms set forth in the Lease Offer. If Landlord is unable to lease the Potential Offering Space to a third party on the terms set forth in the Lease Offer within said six (6) month period but during the 3-Year RFR Term, then Landlord must again present a Lease Offer to Tenant for the Potential Offering Space in accordance with this Section 42.
          42.3 If Tenant elects to proceed to lease the Potential Offering Space pursuant to the Lease Accept/Reject Notice, Landlord shall promptly thereafter prepare an amendment to this Lease (the “RFR Amendment”) to reflect the commencement date of the term for the Potential Offering Space and the changes in Base Rent, rentable square footage of the Premises, and other appropriate terms. The RFR Amendment shall include a work letter (“RFR Work Letter”) containing substantially the same terms and conditions as the original Work Letter attached to this Lease with respect to the construction of the Building, including the core and shell specifications attached thereto for Landlord’s construction of the Potential Offering Space (the “Landlord’s RFR Work”), to the extent applicable. The RFR Work Letter shall provide for Substantial Completion of the Landlord’s RFR Work on or before the date that is one (1) year after the date of Tenant’s Lease Offer Exercise Notice. Drafts of the RFR Amendment and the RFR Work Letter shall be sent to Tenant within a reasonable time after Landlord’s receipt of Tenant’s acceptance of the Fair Market Rent pursuant to the Lease Accept/Reject Notice. Landlord and Tenant shall work in good faith to mutually agree upon and execute and deliver to the other, the RFR Amendment (including the RFR Work Letter) within thirty (30) days after Tenant’s acceptance of the Fair Market Rent pursuant to the Lease Accept/Reject Notice, but, following such acceptance, an otherwise valid exercise of the Right of First Refusal with respect to the Potential Offering Space shall be fully effective whether or not the RFR Amendment is executed.
          42.4 The term of the Lease with respect to the Potential Offering Space shall commence on the first day following Substantial Completion (as defined in the RFR Work Letter) of the Landlord’s RFR Work (“Offering Space Commencement Date”). Landlord shall deliver possession of the Potential Offering Space to Tenant on the Offering Space Commencement Date, vacant, broom clean and with the Landlord’s RFR Work Substantially Complete. On the Offering Space Commencement Date, the “Premises” under this Lease shall be deemed to consist of both the original Premises described in Section 1.2 above and the Potential Offering Space and all of the terms and provisions of this

Lease, as modified by this Section 42 and the RFR Amendment, shall apply to both such original Premises and the Potential Offering Space. Landlord shall notify Tenant of the expected date for Substantial Completion of Landlord’s RFR Work at least thirty (30) days before such date.
          Notwithstanding any provision to the contrary herein, on or before the date that is one-hundred fifty (150) days prior to the Offering Space Commencement Date, Landlord shall provide Tenant with access to the Potential Offering Space with the Initial Landlord’s RFR Work (as defined below) complete (the “Offering Space Delivery Date”). Tenant shall be permitted continuous access to the Potential Offering Space from and after the Offering Space Delivery Date to enable Tenant to construct its tenant improvements and install equipment, furniture, systems, telephone/data and otherwise perform such work to prepare the Potential Offering Space for Tenant’s occupancy (“Tenant’s RFR Finish Work”). Landlord shall also provide Tenant with early access to the Potential Offering Space prior to the Offering Space Delivery Date to allow Tenant to install wire, cabling, conduits and other related equipment and facilities related to or serving the HVAC and electrical systems at the Potential Offering Space. Tenant and Landlord shall coordinate the timing and scope of such work at the Potential Offering Space prior to the Offering Space Delivery Date in order to allow for any Tenant installations that may be installed prior to the completion of the applicable portions of the Landlord’s RFR Work. All such early access to the Potential Offering Space, regardless of whether it occurs before or after the Offering Space Delivery Date, shall not trigger the “Offering Space Commencement Date” or the “Offering Space Rent Commencement Date” of this Lease. For the purposes of this Section 42, the “Initial Landlord’s RFR Work” shall mean the portions of the Landlord’s RFR Work that are equivalent or substantially similar to the Initial Landlord’s Work (as defined above) or which are otherwise reasonably necessary to be completed before Tenant is able perform and complete the Tenant’s RFR Finish Work.
          Tenant’s obligation to pay Rent with respect to the Potential Offering Space shall commence on the later of: (i) the Offering Space Commencement Date, and (ii) the earlier of (a) the date that is one hundred fifty (150) days after the Offering Space Delivery Date (extended by one (1) day for each day of Landlord Delay), and (b) the date that Tenant commences beneficial use of the Potential Offering Space for its business purposes (the “Offering Space Rent Commencement Date”).
          Landlord agrees that as of the Offering Space Delivery Date, Tenant may commence Tenant’s RFR Finish Work in the Potential Offering Space subject to the provisions of the RFR Amendment and RFR Work Letter (if applicable). Commencing on the Offering Space Delivery Date, Tenant agrees that all terms and provisions of this Lease (as amended by the RFR Amendment and RFR Work Letter, if applicable) shall be in effect with respect to the Premises (including the Potential Offering Space), excluding, however, Tenant’s obligation to pay Rent with respect to the Potential Offering Space, which shall commence on the Offering Space Rent Commencement Date. Notwithstanding the foregoing, Tenant’s obligation to pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses with respect to the original Premises described in Section 1.2 above shall be in full force and effect and shall in no event be affected by the Offering Space Rent Commencement Date. Provisions regarding completion of the Potential Offering Space shall be set forth in the RFR Work Letter. Except as provided in the RFR Work Letter, and except for Landlord’s RFR Work and any latent defects or Punch List Items (as defined in the RFR Work Letter), Landlord shall have no obligation for completion or remodeling of the Potential Offering Space, and Tenant shall accept the Potential Offering Space in its “as is” condition on the Offering Space Commencement Date.
          42.5 Upon exercise of Tenant’s Right of First Refusal to lease the Potential Offering Space, the Potential Offering Space will be delivered by Landlord to Tenant with a tenant finish allowance equal to Forty-Six and 00/100 Dollars ($46.00) per Rentable Square Foot allocated to the Potential Offering Space. Landlord will not be obligated to grant any other allowances with respect to the Potential Offering Space except as set forth in this section.
          42.6 In the event that Tenant exercises its Right of First Refusal to lease the Potential Offering Space, the Initial Term of this Lease set forth in Section 1.3 above shall be extended to be coterminous with a ten (10) year lease of the Potential Offering Space commencing upon the Offering Space Commencement Date. Upon such extension, Landlord and Tenant agree to execute a Offering Space Commencement Certificate in substantially the form attached hereto as Exhibit C setting forth the exact Offering Space Commencement Date and Offering Space Expiration Date of this Lease. Upon such extension, the Base Rent for the original Premises set forth in Section 1.4 above shall continue to be Sixteen Dollars and Twenty-Five Cents ($16.25) per Rentable Square Foot allocated to the original Premises, increased annually on a compounded basis at the rate of two percent (2%) per year during the extended Term of this Lease, subject to Section 40 above. The extension of the Initial Term pursuant to this Section 42.6 shall not affect Tenant’s Options to extend the term of this Lease in accordance with Section 40 above.
          42.7 If Tenant elects to proceed to rent the Potential Offering Space pursuant to the Lease Accept/Reject Notice, Landlord shall, in good faith, at its sole cost and expense (including, without limitation, any building permit costs arising under the Title Restrictions), promptly thereafter commence and diligently pursue the issuance of all licenses, permits, approvals and consents necessary or required pursuant to Applicable Legal Requirements to allow Landlord to complete Landlord’s RFR Work (the “Landlord RFR Permits”). The date on which all of the Landlord RFR Permits have been issued, without any appeal having been taken (or any such appeals having been dismissed), is referred to herein as the “Landlord RFR Permits Issuance Date.” If the Landlord RFR Permits Issuance Date has not occurred on or before the date that is eight (8) months after the date of Tenant’s Lease Accept/Reject Notice, then Landlord or Tenant may elect to terminate Tenant’s exercise of its option under this Section 42 to lease the Potential Offering Space by giving the other written notice of such election at any time and before the Landlord RFR Permits Issuance Date. If Landlord or Tenant so elects to terminate, the RFR Amendment and RFR Work Letter shall automatically terminate as of the date of such termination notice. Tenant shall cooperate with Landlord to the extent reasonably requested by Landlord, but at no out of pocket cost to Tenant, in the process of obtaining the Landlord RFR Permits. Adverse economic factors shall not constitute the basis for failure by Landlord to obtain Landlord RFR Permits.
          42.8 Landlord acknowledges that Tenant will be occupying the Premises (or a portion thereof) while Landlord’s RFR Work will be performed, and that noise, dust, relocation of Tenant’s property and other activities associated with Landlord’s RFR Work may be disruptive to the business operations of Tenant in the Premises. Landlord shall (i) coordinate the timing of construction work so as to minimize interference with Tenant’s business operations and shall schedule all demolition work before 9:00 a.m. and after 6:00 p.m. on business days, (ii) erect and maintain a temporary dust barrier between that portion of the Premises in which the Landlord’s RFR Work occurs and the remaining portions of the Premises (if applicable), and (iii) otherwise use reasonable efforts to minimize any disturbance to Tenant, Tenant’s employees, invitees or agents, and Tenant’s personal property and equipment located at the Premises.
     43. AIRPORT. Tenant acknowledges that the Premises are located within the inner critical zone of the Fort Collins-Loveland Municipal Airport (“Airport”) as such term is defined in the “Land Use Plan Fort Collins-Loveland Municipal Airport, Loveland, Colorado,” as amended. As a result of the close proximity of the Premises to the Airport, Tenant further acknowledges that, during the Term of the Lease, various types of aircraft will occupy the airspace above and adjacent to the Premises, including, but not limited to, jet aircraft, propeller-driven aircraft, civil aircraft, military aircraft, commercial aircraft, helicopters and all types of aircraft or vehicles now in existence or hereafter developed, regardless of existing or future noise levels, for the purpose of transporting persons or property through the air. Tenant enters into this Lease with full knowledge of the potential impact of the proximity of the Airport to the Premises and the operations conducted thereon. In consideration of Landlord entering into this Lease with Tenant, and except to the extent of any breach by Landlord of its obligations under Section 12 above, Tenant hereby fully waives, remises and releases Landlord, its members, managers, agents, employees, contractors, successors and assigns (collectively, “Released Parties”), from any claims, damages, actions, causes of action or rights which it may now have or which it may have in the future against the Released Parties due to noise, vibrations, fumes, dust, fuel particles and all other effects that may be caused or may have been caused by the operation of aircraft landing at, or taking off from, or operating at or on the Airport, including aircraft landing at the Airport as part of air shows conducted at special events authorized by the City.
     44. Intentionally Omitted.
     45. ARBITRATION.
          45.1 (a) In any instance where this Lease expressly provides, or the parties otherwise agree, that a dispute with respect to a specific matter may be submitted to arbitration, but excluding any arbitration pursuant to the determination of the Fair Market Rent pursuant to Sections 40, 41 and 42 above, then either party may submit such dispute for resolution by arbitration in Loveland, Colorado in accordance with the Commercial Arbitration Rules (Expedited Procedures) of the AAA,

except that the terms of this Section 45.1 shall supersede any conflicting or otherwise inconsistent rules. Any dispute permitted to be arbitrated under this Section 45.1 shall be submitted to arbitration not later than thirty (30) days after the parties have been unable to resolve such dispute (it being agreed that if there has been no resolution of the disputed matter for a period of thirty (30) days (or such other period that may be set forth in the express provisions of this Lease) the parties shall be deemed to have been unable to resolve such dispute). Provided the rules and regulations of the AAA so permit, (i) the AAA shall, within two (2) business days after such submission or application, select a single arbitrator having at least ten (10) years’ experience in leasing and management of commercial properties similar to the Building, (ii) the arbitration shall commence two (2) business days thereafter and shall be limited to a total of seven (7) hours on the date of commencement until completion, with each party having no more than a total of two (2) hours to present its case and to cross examine or interrogate persons supplying information or documentation on behalf of the other party, and (iii) the arbitrator shall make a determination within three (3) business days after the conclusion of the presentation of Landlord’s and Tenant’s cases, which determination shall be limited to a decision upon (A) if the matter in dispute involves a question of the reasonableness of a decision in which Landlord or Tenant, as the case may be, specifically agreed that it would not be unreasonable, whether Landlord or Tenant, as the case may be, acted reasonably in withholding its consent or approval, or (B) the specific dispute permitted to be presented to the arbitrator, as applicable. The arbitrator’s determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. All actions necessary to implement such decision shall be undertaken as soon as possible, but in no event later than ten (10) business days after the rendering of such decision. The arbitrator’s determination may be entered in any court having jurisdiction thereof. All fees payable to the AAA for services rendered in connection with the resolution of a dispute under this Section 45.1 shall be paid by the unsuccessful party.
               (b) The arbitrator(s) conducting any arbitration shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, or otherwise modify such provisions. Landlord and Tenant agree to sign all documents and to do all other things reasonably necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator(s) within the meaning of the AAA rules and applicable law. Judgment may be had on the decision and award of the arbitrator(s) so rendered in any court of competent jurisdiction. Each arbitrator shall be a qualified, disinterested and impartial person who shall have had at least ten (10) years’ experience in northern Colorado in a calling connected with the matter of the dispute. Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrator(s) and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate in the circumstances. Each party hereunder shall pay its own costs, fees and expenses in connection with any arbitration or other action or proceeding brought under this Section 45, and, except as otherwise expressly provided in this Section 45.1, the expenses and fees of the arbitrator selected shall be shared equally by Landlord and Tenant.
               (c) Notwithstanding any contrary provisions contained herein, Landlord and Tenant agree that except with respect to a successful claim by one party that the other party has unreasonably withheld its consent in an arbitrary or capricious manner, (i) the arbitrators may not award or recommend any damages to be paid by either party and (ii) in no event shall either party be liable for, nor be entitled to recover, any damages.
               (d) The time periods set forth in this Section 45.1 are of the essence. If any party fails to appear at a duly scheduled and noticed hearing, the arbitrator is hereby expressly authorized (but not directed) to enter judgment for the appearing party.
          45.2 (a) Notwithstanding the provisions of Section 45.1, if Landlord and Tenant are unable to agree (i) whether the Landlord’s Secondary Initial Work, Initial Landlord’s Work, the Initial Landlord’s Expansion Work, or the Initial Landlord’s RFR Work is complete, (ii) whether the Landlord’s Work, the Landlord’s Expansion Work, or the Landlord’s RFR Work is Substantially Complete, (iii) upon the actual date that (a) the Delivery Date, the Commencement Date, or the Rent Commencement Date occurred, (b) the Expansion Delivery Date, the Expansion Commencement Date, or the Expansion Rent Commencement Date occurred, or (c) the Offering Space Delivery Date, the Offering Space Commencement Date, or the Offering Space Rent Commencement Date occurred, and/or (iii) whether a Tenant Delay or Landlord Delay has occurred, or in any other instance where there is a dispute regarding Landlord’s Work or Tenant’s Finish Work, Landlord’s

Expansion Work or Tenant’s Expansion Finish Work, or Landlord’s RFR Work or Tenant’s RFR Finish Work, then either party may submit such dispute for resolution by arbitration in Loveland, Colorado (and not by litigation), in accordance with the provisions this Section 45, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.
               (b) The party hereto desiring to arbitrate a dispute pursuant to this Section 45.2 shall give notice (a “Dispute Notice”) to that effect to the other party, and such dispute shall be presented for resolution by the determination of a majority the arbitrators selected in accordance with this Section 45.2(b). Landlord and Tenant, within ten (10) days after the Dispute Notice, shall each select an arbitrator who is a member of the AAA having at least ten (10) years’ experience in the leasing of office space in northern Colorado (respectively, “Landlord’s Arbitrator” and “Tenant’s Arbitrator”). Landlord’s Arbitrator and Tenant’s Arbitrator shall, within five (5) days thereafter, jointly select a third arbitrator having the qualifications described above (the “Third Arbitrator”, and together with the Landlord’s Arbitrator and the Tenant’s Arbitrator, the “Arbitrators”). Each arbitrator shall be a qualified, disinterested and impartial person.
               (c) If Landlord or Tenant shall have failed to designate an arbitrator within the time period provided therefor above, then the arbitrator which has been designated, whether by Landlord or Tenant, shall alone arbitrate the dispute. If Tenant and Landlord have both designated arbitrators but the two arbitrators so designated do not agree upon and designate the third arbitrator willing so to act within the time period provided therefor above, the Tenant, the Landlord or either arbitrator previously designated may request the AAA to designate the third arbitrator willing so to act and an arbitrator so appointed shall, for all purposes, have the same standing and powers as though such arbitrator had been seasonably appointed by the arbitrators first appointed. In case of the inability or refusal to serve of any person designated as an arbitrator, or in case any arbitrator for any reason ceases to be such, an arbitrator to fill such vacancy shall be appointed by the Tenant, the Landlord, the arbitrator first appointed or the said AAA, as the case may be, which ever made the original appointment.
               (e) Within two (2) business days after the Dispute Notice has been delivered, both parties shall make whatever presentations they wish to the Arbitrators, including, without limitation, the submission of photographs taken at the Premises and the applicable portions of the construction manager’s daily log book. Immediately thereafter, the Arbitrators shall attempt to cause Landlord and Tenant to agree on a resolution to the dispute and, failing that, the Arbitrators shall immediately make their decision according to the determination of a majority of the Arbitrators. The Arbitrators’ decision may be made orally provided the Arbitrators confirm such decision in writing within two (2) business days thereafter. Copies of the Arbitrators’ decision shall be sent to Landlord and to Tenant and shall be binding on both. Any costs incurred by or payable to the Arbitrators in any such proceeding shall be paid by the party which does not prevail or as shall be determined by the Arbitrators, and each party shall bear the costs and expenses of its own attorneys and other experts. The Arbitrators shall have no power to vary or modify any of the provisions of this Lease, and his or her powers and jurisdiction are hereby limited accordingly. During the consideration of any issue by the Arbitrators pursuant to this Section 45.2, Tenant and Landlord shall observe and perform each and every one of its obligations hereunder, including, without limitation, the obligation to pay timely all Rent that may be or become due or payable hereunder and the obligation to complete the Landlord’s Work. Any construction lender of Landlord, or such lender’s representative, shall have the right to attend any and all arbitration proceedings conducted pursuant to this Section 45.2 for the purpose of observing such proceedings; provided, however, that such lender shall have no right to participate in any way in any such proceeding.
     46. COUNTERPARTS. This Lease may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. Any one (1) or more counterpart signature pages may be removed from one (1) counterpart of the Lease and annexed to another counterpart of the Lease to form a completely executed original instrument without impairing the legal effect of the signature thereon.
     47. EXHIBITS. See the Work Letter and Exhibits A, B, C, D, E, F, G, H, I, J and K attached hereto and incorporated herein.
     IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written and it is effective upon delivery of a fully-executed copy to Tenant.

CONSTANT CONTACT, INC.,
a Delaware corporation

By:	/s/ Gail F. Goodman

Print Name:	Gail F. Goodman

Print Title:	President and CEO

ATTEST:

By:	/s/ Robert P. Nault

Print Name:	Robert P. Nault

Print Title:	VP and General Counsel

“Tenant”

MCWHINNEY 409CC, LLC, a Colorado limited liability company
By:	McWhinney Real Estate Services, Inc.,
a Colorado corporation, Manager

By:	/s/ Douglas L. Hill
Douglas L. Hill, Chief Operating Officer
“Landlord”

EXHIBIT A TO LEASE
THE PREMISES
[Intentionally Omitted]

EXHIBIT B TO LEASE
REAL PROPERTY
[Intentionally Omitted]

EXHIBIT C TO LEASE
COMMENCEMENT CERTIFICATE
[Intentionally Omitted]

EXHIBIT D
WORK LETTER
(Office)
Constant Contact, Inc.
Reservoir Place
1601 Trapelo Road, Suite 329
Waltham, MA 02494

Re:	Tenant:	CONSTANT CONTACT, INC., a Delaware corporation

	Premises:	Approximately fifty thousand (50,000) Rentable Square Feet (the “Premises”)

	Address:	Entire building to be constructed on Precision Drive, Loveland, Colorado 80538
Gentlemen:
     Concurrently herewith, you (“Tenant”) and the undersigned (“Landlord”) have executed a Lease (the “Lease”) covering the Premises (the provisions of the Lease are hereby incorporated by reference as if fully set forth herein and initially capitalized words not defined have the same meaning set forth in the Lease). In consideration of the execution of the Lease, Landlord and Tenant mutually agree as follows:
1. Landlord’s Work
     1.1 Landlord shall, at its sole cost and expense (including, without limitation, any costs in connection with space planning for the core and shell of the Building, construction and permits), (i) install site improvements on the Real Property substantially in accordance with the general layout depicted on Exhibit H attached to the Lease and (ii) construct the Building and complete certain base building improvements at the Premises to prepare the same for Tenant’s occupancy as more particularly described on Exhibit A attached to this Work Letter, which improvements are hereinafter referred to as the “Landlord’s Work.” The Landlord shall have the right to make changes and modifications to the Landlord’s Work during construction if required by building codes or Applicable Legal Requirements subject to the Tenant’s prior reasonable approval. Landlord shall complete the Landlord’s Work in a good and workmanlike manner in accordance with all Applicable Legal Requirements, and in accordance with final plans and specifications to be agreed upon by the parties pursuant to the terms of this Work Letter, subject to any “Force Majeure Delays” (as defined in Section 3.10 below) and any “Tenant Delays” (as defined in Section 1.6.3 below), in accordance with the construction schedule attached hereto as Exhibit E (the “Construction Schedule”).
     1.2 The parties hereby acknowledge and approve the preliminary site plan attached hereto as Exhibit F, and the specifications attached hereto as Exhibit A, each of which have been prepared by the Landlord and submitted to the Tenant (collectively, the “Preliminary Plans and Specifications”).
     1.3 Within thirty (30) days following the execution of the Lease, Landlord shall produce and submit to Tenant a complete set of construction plans and specifications (“Construction Drawings”),

including architectural, structural, mechanical and electrical drawings, technical drawings, schedules, diagrams and specifications (which may be submitted separately, provided each are submitted within said 30 day period), all in sufficient detail to allow for the construction of the Landlord’s Work in accordance therewith. Such Construction Drawings shall be consistent with the Preliminary Plans and Specifications.
     1.4 Tenant shall then have fifteen (15) business days following its receipt of the Construction Drawings in which to determine whether the Construction Drawings are consistent with the Preliminary Plans and Specifications and to approve or disapprove of the same on the basis thereof. Any notice of disapproval sent by Tenant shall set forth in detail Tenant’s reasons for determining that the subject Construction Drawings are not consistent with the Preliminary Plans and Specifications. If Tenant shall notify Landlord within said fifteen (15) business day period of its disapproval of the Construction Drawings, Landlord shall promptly revise said Construction Drawings in accordance with such comments and shall submit the revised documents to Tenant. Tenant shall then have an additional period of fifteen (15) business days in which to approve or disapprove of the revised Construction Drawings in accordance with the procedure outlined above. If Tenant fails to give notice within the applicable fifteen (15) business day period that it disapproves of the Construction Drawings or any revisions thereto submitted by Landlord, said Construction Drawings shall be deemed to have been approved. Upon Tenant’s approval or deemed approval, such Construction Drawings shall constitute the “Final Plans and Specifications.” Tenant agrees that it will not withhold its approval to any of the plans and specifications submitted pursuant to this Section 1.4 except for just and reasonable cause and will not act in an arbitrary or capricious manner with respect to the approval of the same.
     1.5 From and after the approval of the Final Plans and Specifications, upon the request of Landlord to amend the Final Plans and Specifications or the request of Tenant with respect to a Change Order, the other party hereto shall accept or reject such request within five (5) business days thereof, and a failure to respond within said 5 business day period shall be deemed an approval of such a request.
     1.6 Substantial Completion.
          1.6.1 Landlord shall obtain all permits and approvals for the construction of the Landlord’s Work in accordance with Section 38 of the Lease, and shall diligently proceed with the construction of the Landlord’s Work. The Landlord’s Work shall be deemed to be “Substantially Complete” on the later of (i) the date that all Landlord Work has been performed, other than any minor details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises as certified by Landlord’s architect (“Punch List Items”), and (ii) the date Landlord obtains a certificate of completion from the City of Loveland, Colorado, for the Landlord’s Work.
          1.6.2 Landlord shall notify Tenant of the expected date for Substantial Completion of Landlord’s Work at least thirty (30) days before such date. Following such notice, Tenant shall have the right to inspect the Building, together with “Landlord’s Representative” (as defined in Section 1.8 below) or another representative of Landlord, for purposes of agreeing upon the Punch List Items. With the exception of the Punch List Items and any construction defects or latent defects, Tenant shall be deemed to have accepted the condition of the Building as of the Commencement Date. Landlord shall thereafter promptly commence and diligently pursue to completion the Punch List Items, with a minimum of interference with the Tenant’s Finish Work and Tenant’s occupancy and use of the Premises.
          1.6.3 Notwithstanding the foregoing, in the event that Landlord is prevented from substantially completing the Landlord’s Work due to a Tenant Delay (as defined below), the Landlord’s Work shall be deemed to be substantially completed for purposes of determining the Commencement Date under the Lease on that date on which said Substantial Completion would have occurred but for the applicable Tenant Delay, as reasonably determined by Landlord’s architect. “Tenant Delay” means any one of the following to the extent that the same actually delays the Substantial Completion of the Landlord Work: (1) Tenant’s failure to furnish information or approvals within any time period specified in this Work Letter; (2) changes requested or made by Tenant to previously approved plans and specifications (including any Change Orders); or (3) performance of work in the Premises by Tenant or Tenant’s Contractors during the performance of the Landlord Work, which delays the performance of the Landlord’s Work. Landlord shall notify Tenant in writing of any circumstances of which Landlord is aware that have caused or may cause a Tenant Delay, so that Tenant may take whatever action is appropriate to minimize or prevent such Tenant Delay. For purposes of the foregoing sentence, correspondence via e-mail or facsimile delivered to Tenant’s Representative shall constitute written notice of such Tenant Delay. No Tenant Delay shall be deemed to commence unless and until Landlord has provided Tenant with written notice to Tenant specifying that a delay has occurred because of actions, inaction or circumstances specified in the notice in reasonable detail and Tenant has failed to cure the same within five (5) days thereafter.
          1.6.4 Any dispute arising under this Work Letter (including, without limitation, with respect to determining Substantial Completion of the Landlord’s Work), shall be subject to the dispute resolution provisions in Section 45 of the Lease.
          1.6.5 Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, in the event that the Commencement Date is later than three hundred ninety (390) days following the date of the issuance by the City of Loveland, Colorado, of a footing and foundation permit for the Building (subject to extension for any Force Majeure Delay or any Tenant Delay) (the “Outside Termination Date”), then Tenant shall have the right to terminate the Lease by written notice to Landlord at any time after the Outside Termination Date, but prior to the Commencement Date.
     1.7 Change Orders. Tenant may request changes to the Final Plans and Specifications from time to time by written notice to Landlord of the requested changes in sufficient detail to enable Landlord to process and implement such changes (“Change Orders”), provided that Tenant may not by change order, materially alter the basic size, shape, structure, or site layout of the Building or significantly delay completion of Landlord’s Work. Landlord shall not unreasonably withhold approval of Tenant’s Change Orders. Tenant shall in any event pay Landlord for any and all increased costs resulting from any Change Order, including without limitation any architectural fees and construction cost increases, and any reasonable costs incurred by Landlord in reviewing and processing the Change Order. Within five (5) business days after receipt of a Change Order, Landlord shall provide Tenant with an estimate of any increased costs and delays in completion of Landlord’s Work and the Delivery Date for the Premises resulting from the Change Order. Subject to Landlord’s payment of the Finish Allowance, Tenant shall pay fifty percent (50%) of such estimated amount prior to Landlord’s commencement of any work in connection with the Change Order. Subject to Landlord’s payment of the Finish Allowance, the remainder of any additional costs resulting from the Change Order shall be paid to Landlord not later than ten (10) days after written notice from Landlord of the amount due, accompanied by reasonable supporting documentation. The term “Final Plans and Specifications” as used herein shall, as the context requires, include any and all approved Change Orders.
     1.8 Landlord’s Guaranty of Construction. Landlord hereby agrees to correct all defects in Landlord’s Work at Landlord’s sole cost and expense.
     1.9 Intentionally Omitted.
     1.10 Condition of Premises. Landlord hereby covenants and warrants with respect to the Landlord’s Work (collectively, “Landlord’s Warranty”) that (i) all materials shall be new and of good quality; (ii) all sub-contractors and workmen shall be skilled in their trades; (iii) all work shall be of good workmanship and like quality; (iv) the Landlord’s Work shall be built as to comply with all Applicable Legal Requirements; and (v) Landlord shall, during the term of the Lease and at Landlord’s sole cost and expense, remedy or correct any material or workmanship in the Landlord’s Work which is inconsistent with the warranties made in the foregoing subparts (i) through (iv) (as to any such item which requires remediation or correction, the “Defective Item” or, collectively, the “Defective Items”) within thirty (30) days after written notice from Tenant to Landlord specifying the Defective Items, or in the case of any Defective Item which cannot with reasonable diligence be remediated or corrected within said thirty (30) day period, Landlord shall immediately proceed, after written notice from Tenant, to commence the remediation or correction of such Defective Item and thereafter shall diligently pursue the same to completion (the “Correction Period”).

     1.11 Landlord’s Contractors (as defined below) performing Landlord’s Work after the Delivery Date (as defined in Section 5.2 of the Lease) will be obligated to cooperate with contractors employed by Tenant who are completing work in the Building (“Tenant’s Contractors”) and such Contractors will each conduct their respective work in an orderly fashion and manner so as not to unreasonably interfere with the other(s). Landlord will cause Landlord’s Contractors to: (i) conduct work so as not to unreasonably interfere with Tenant’s Finish Work; (ii) reach an agreement with Tenant’s Contractors as to the terms and conditions for hoisting, systems interfacing, and use of temporary utilities; and (iii) deliver to Tenant such evidence of compliance with the provisions of this paragraph as Tenant may reasonably request.
     1.12 Landlord will indemnify, defend and hold harmless Tenant and Tenant’s Contractors from and against liability, costs or expenses, including attorneys’ fees on account of damage to the person or property of any third party arising out of, or resulting from the performance of the Landlord’s Work. Landlord will also repair or cause to be repaired at its expense all damage caused to the Premises by Landlord’s Contractors or its subcontractors.
     1.13 Landlord shall require Landlord’s Contractors, in writing, to warrant and agree, at their expense, to correct or cause to be corrected any defects in the Landlord’s Work (including, but not limited to, defects due to defective workmanship or materials whether supplied, installed or performed by the Landlord’s Contractor or any subcontractor or supplier) which occur within one (1) year after the Landlord’s Contractor has substantially completed the Landlord’s Work, including completion of all Punch List Items, or for such longer period as may be set forth in the Final Plans and Specifications. Landlord’s Contractors will require a similar warranty in all subcontracts, and will deliver to Landlord, together with appropriate assignments, if required, all warranties of subcontractors and suppliers.
2. Space Planning and Engineering
     2.1 Within thirty (30) days after execution of the Lease, Tenant shall provide to Landlord a Tenant-approved space plan for the Premises (the “Space Plan”) prepared by an architect reasonably approved by Landlord (“Tenant’s Architect”). The Space Plan will contain information specified in Exhibit B attached hereto and will be sufficiently complete to permit Landlord to review such drawings for the purpose of determining conformity with the base building specifications for the Building and for the purposes described in Section 2.2 below. The Space Plan will be prepared by Tenant’s Architect at Tenant’s sole cost and expense, subject to Landlord’s payment of the Finish Allowance as hereinafter provided.
     2.2 Within five (5) business days of receipt by Landlord of the Space Plan, Landlord and its engineers (“Landlord’s Engineers”) will review the Space Plan and confer with Tenant. Tenant’s Architect will advise Landlord and Landlord’s Engineers whether the base building specifications for the Building will have to be supplemented to allow installation of work shown on the Space Plan. If Landlord determines that the Space Plan (i) is inconsistent with the Preliminary Plans and Specifications for the Building, including the HVAC system or electrical system; (ii) does not contain all of the information specified in Exhibit B or is not sufficiently complete to permit Landlord to review it for the purposes set forth herein; or (iii) indicates space usages inconsistent with the Lease, Landlord will advise Tenant and Tenant will revise the Space Plan accordingly, resubmit it to Landlord, and the review procedure and time frames set forth above will be repeated. If Landlord fails to give notice within the applicable five (5) business day period that it disapproves of the Space Plan or any revisions thereto submitted by Tenant, said Space Plan shall be deemed to have been approved. When approved by Landlord and Tenant, the Space Plan will be signed or initialed by Landlord and Tenant; such approved drawings will be deemed the “Approved Plan.” Landlord’s approval of the Space Plan creates no responsibility or liability on the part of Landlord for completeness, design sufficiency, or compliance with all Applicable Legal Requirements.
     2.3 Tenant will submit to Landlord architectural working drawings prepared by Tenant’s Architect (the “Architectural Drawings”) for the Premises substantially in the form required in Exhibit B. The Architectural Drawings will be coordinated by Tenant’s Architect with the Construction Drawings prepared by Landlord’s Engineers. The Architectural Drawings will be a logical extension of the Approved Plan. Tenant, through Tenant’s Architect, will be responsible for compliance of the Architectural Drawings with Applicable Legal Requirements. If the review by Landlord or Landlord’s Engineers uncovers design errors, Landlord will give notice thereof within five (5) business days after Landlord’s receipt of the Architectural Drawings submitted by Tenant; if the drawings are deemed acceptable in Landlord’s reasonable discretion, Landlord will communicate its approval on or before the expiration of such period. If Landlord does not reply within such period, it will be deemed that Landlord has approved the Architectural Drawings. Any changes to the Architectural Drawings requested by Landlord after its written or deemed approval thereof shall be subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed so long as the same are consistent with the Approved Plan, and shall be at Landlord’s sole cost and expense. If Landlord notifies Tenant of design errors, Tenant will revise the Architectural Drawings accordingly and resubmit them to Landlord and the review procedure set forth above will be repeated. When approved by Landlord and Tenant, the Architectural Drawings will be signed or initialed by Tenant and Landlord.
     2.4 Changes to the Architectural Drawings may be made only upon prior written approval of Landlord, which approval will not be unreasonably withheld, conditioned or delayed. Landlord will respond to all written requests for changes within three (3) business days of Landlord’s receipt. If Landlord does not respond within such period, Landlord will be deemed to have consented to the requested changes. Landlord’s review of the Space Plan or Architectural Drawings does not imply approval by Landlord as to compliance with Applicable Legal Requirements.
     2.5 Landlord agrees that it will not withhold its approval to any of the plans and specifications submitted pursuant to this Section 2 except for just and reasonable cause and will not act in an arbitrary or capricious manner with respect to the approval of the same.
3. Tenant’s Finish Work and Finish Allowance
     3.1 Following Landlord’s approval of the Architectural Drawings and after the Delivery Date (as defined in Section 5.2 of the Lease), Tenant shall be responsible for the diligent completion of all finish work substantially in accordance with the Architectural Drawings (the “Tenant’s Finish Work”), at its sole cost and expense, subject to Landlord’s payment of the Finish Allowance.
     3.2 Tenant agrees to execute a contract for design and construction services to complete the Tenant’s Finish Work (the “Contract”) with contractors and subcontractors reasonably approved by Landlord (collectively, “Tenant’s Contractors”), which approval shall not be unreasonably withheld, conditioned or delayed. Tenant and Tenant’s Contractors will be required to adhere to the requirements set forth on Exhibit C (collectively, “Requirements”). The Contract will incorporate the provisions of the Requirements. Prior to execution of the Contract, Tenant will provide a copy to Landlord. Landlord will review the Contract for compliance with the Requirements within two (2) business days thereafter and will advise if any modifications are required. Following approval, Tenant will promptly commence and proceed diligently to complete the Tenant’s Finish Work. Notwithstanding any provision contained in the Lease or this Work Letter, Landlord hereby consents and agrees that, at Tenant’s election (i) Tenant may use Burkett Design as Tenant’s Architect in connection with the Landlord’s Work and the Tenant’s Finish Work, and (ii) Tenant may use Catalyst Planning Group as its construction manager in connection with the Landlord’s Work and the Tenant’s Finish Work.
     3.3 Tenant’s Contractors will be obligated to cooperate with contractors employed by Landlord who are completing work in the Building (“Landlord’s Contractors”) and such Contractors will each conduct their respective work in an orderly fashion and manner so as not to unreasonably interfere with the other(s). Notwithstanding the foregoing, Tenant’s subcontractors with respect to all mechanical, electrical, fire protection and controls work in the Premises will be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.
     3.4 Tenant assumes full responsibility for performance by Tenant’s Contractors of all Tenant’s Finish Work, including compliance with Applicable Legal Requirements, and for all property, equipment, materials, tools or machinery of Tenant’s Contractors placed or stored in the Premises during the completion thereof. All such work is to be performed in a good and workmanlike manner.

     3.5 Tenant will cause Tenant’s Contractors to: (i) comply with the Requirements and all other rules and regulations relating to construction activities in the Building reasonably promulgated from time to time by Landlord for the Building for the purpose of avoiding damage to Landlord’s Work or Tenant’s Finish Work, minimizing conflicts between Landlord’s Contractors and Tenant’s Contractors and maintaining safety during the construction process; (ii) cooperate with contractors employed by Landlord who are completing the Landlord’s Work and conduct work so as not to unreasonably interfere with any other construction occurring in the Building; (iii) reach an agreement with Landlord’s Contractors as to the terms and conditions for hoisting, systems interfacing, and use of temporary utilities; and (iv) deliver to Landlord such evidence of compliance with the provisions of this paragraph as Landlord may reasonably request.
     3.6 Tenant shall require Tenant’s Contractors, in writing, to warrant and agree at their expense to correct or cause to be corrected any defects in the Tenant’s Finish Work (including, but not limited to, defects due to defective workmanship or materials whether supplied, installed or performed by Tenant’s Contractors or any subcontractor or supplier) which occur within one (1) year after Tenant’s Contractors have substantially completed the Tenant’s Finish Work, including completion of all punchlist items, or for such longer period as may be set forth in the plans and specifications for Tenant’s Finish Work. Tenant’s Contractors will require a similar warranty in all subcontracts.
     3.7 Landlord will contribute toward the cost of the Tenant’s Finish Work completed in accordance with the Architectural Drawings (including the cost of preparation of the Space Plan and Architectural Drawings and Landlord’s review thereof) up to a maximum of Forty-Six Dollars ($46.00) per Rentable Square Foot allocated to the Premises (i.e. Two Million Three Hundred Thousand Dollars [$2,300,000.00] total based upon fifty thousand [50,000] Rentable Square Feet, subject to adjustment pursuant to Section 5.5 of the Lease) (the “Finish Allowance”). The cost of all Tenant’s Finish Work in excess of the Finish Allowance will be at Tenant’s expense.
     3.8 The Finish Allowance is to be paid to Tenant in periodic disbursements in accordance with this Section 3.8. As design, engineering, and construction work is completed and Tenant receives invoices therefor, Tenant will submit requests for payment to Landlord not more frequently than monthly, along with appropriate lien waivers (substantially in the forms attached hereto as Exhibits D-1, D-2, D-3 and D-4 with such modifications as the contractor or supplier may reasonably require) and such other documentation as Landlord reasonably requires. Notwithstanding the foregoing, Tenant shall not be required to provide lien waivers for any contractors or suppliers other than (i) Tenant’s general contractor, or (ii) any subcontractor performing work in excess of Ten Thousand 00/100 Dollars ($10,000.00). Within thirty (30) days following receipt of such documentation, Landlord will pay the amounts requested by delivery to Tenant of Landlord’s check(s) payable to Tenant or, at Landlord’s option, payable to Tenant and Tenant’s Contractors jointly up to an aggregate not to exceed the Finish Allowance. The Finish Allowance may be used by Tenant for all project costs, including, but not limited to, telephone/data cabling, furniture affixed to the Premises, architectural and engineering costs, construction management fees, computer rooms, UPS and generators, signage, satellite dishes and/or antennas, etc. for the Premises, but not for other movable furniture, equipment, and trade fixtures not physically attached to the Premises. Any of Landlord’s costs and expenses required to be paid by Tenant will also be paid out of the Finish Allowance and Landlord shall have the right to deduct such amounts from the Finish Allowance to reimburse it for amounts so expended by it. Notwithstanding any provision to the contrary in this Work Letter or the Lease, any unused balance of the Finish Allowance on the date that Tenant first occupies the Premises for the operation of its business purposes shall be applied to Rent next due and payable.
     3.9 Lease Commencement and Delivery
          3.9.1 Subject to the provisions of this Work Letter and the Lease, the Commencement Date of the Lease shall occur on the first day following Substantial Completion of “Landlord’s Work.”
          3.9.2 Notwithstanding any provision to the contrary herein, Landlord shall provide Tenant with access to the Premises on the Delivery Date with the Initial Landlord’s Work (as defined in

Section 5.2 of the Lease) completed or to be completed on or before the completion dates set forth on Exhibit E to the Lease. Tenant shall be permitted continuous access to the Premises from and after the Delivery Date to enable Tenant to construct the Tenant’s Finish Work and install equipment, furniture, systems, telephone/data and otherwise perform such work to prepare the Premises for Tenant’s occupancy. Landlord shall also provide Tenant with early access to the Premises prior to the Delivery Date to allow Tenant to install wire, cabling, conduits and other related equipment and facilities related to or serving the HVAC and electrical systems at the Premises. Tenant and Landlord shall coordinate the timing and scope of such work at the Premises prior to the Delivery Date in order to allow for any Tenant installations that may be installed prior to the completion of the applicable portions of the Landlord’s Work. All such early access to the Premises, regardless of whether it occurs before or after the Delivery Date, shall not trigger the “Commencement Date” or the “Rent Commencement Date” of the Lease, and shall be subject to such reasonable rules and regulations as shall be established by Landlord to protect Landlord’s Work, minimize conflicts between contractors and subcontractors and maintain safety at the Premises. Commencing on the Delivery Date, Tenant

agrees that all terms and provisions of the Lease shall be in effect, excluding, however, Tenant’s obligation to pay Rent which shall commence on the Rent Commencement Date as provided in Section 1.8 of the Lease.
          3.9.3 Tenant shall, within fifteen (15) business days after the Delivery Date, notify Landlord in writing if Tenant objects to the Landlord’s determination that Item Nos. 1 through 7, inclusive, of Initial Landlord’s Work is complete (“First Initial Work Notice”). Thereafter, Tenant shall, within sixty (60) business days after the Delivery Date, notify Landlord in writing if Tenant objects to the Landlord’s determination that Item Nos. 8 through 13, inclusive, of Initial Landlord’s Work is complete, or if there are any additional items of the Landlord’s Work that require completion prior to commencement of the Tenant’s Finish Work (“Second Initial Work Notice”). If Tenant provides a First Initial Work Notice to Landlord, then the Delivery Date shall be deemed to occur on the date that Landlord completes Item Nos. 1 through 7, inclusive, of Initial Landlord’s Work, including those portions thereof identified by Tenant in the First Initial Work Notice which have not been completed by Landlord. If Tenant provides a Second Initial Work Notice to Landlord, then Item Nos. 8 through 13, inclusive, of Initial Landlord’s Work, shall be deemed to be completed on the date that Landlord completes Item Nos. 8 through 13, inclusive, of Initial Landlord’s Work, including those portions thereof identified by Tenant in the Second Initial Work Notice which have not been completed by Landlord. Landlord shall promptly commence and diligently complete any items of work identified in such written notices. The failure by Tenant to provide Landlord with the First Initial Work Notice and/or Second Initial Work Notice shall be deemed acceptance of such Initial Landlord’s Work with respect to the applicable notice.
          3.9.4 “Landlord Delay” means any one of the following to the extent that the same actually delays the substantial completion of the Tenant’s Finish Work: (1) Landlord’s failure to furnish information or approvals within any time period specified in this Work Letter; (2) changes requested or made by Landlord to previously approved plans and specifications; (3) performance of work in the Premises by Landlord or Landlord’s Contractors during the performance of the Tenant’s Finish Work, which delays the performance of the Tenant’s Finish Work; (4) any delay in the performance of Landlord’s Work (including, without limitation, portions of Initial Landlord’s Work or other work specified in the Initial Work Notice) that prevents Tenant from performing the Tenant’s Finish Work in accordance with its contemplated schedule; or (5) any other act by Landlord, or its agents, employees and contractors which delays the Tenant’s Finish Work. Tenant shall notify Landlord in writing of any circumstances of which Tenant is aware that have caused or may cause a Landlord Delay, so that Tenant may take whatever action is appropriate to minimize or prevent such Landlord Delay. For purposes of the foregoing sentence, correspondence via e-mail or facsimile delivered to Landlord’s Representative, shall constitute written notice of such Landlord Delay. No Landlord Delay shall be deemed to commence unless and until Tenant has provided Landlord with written notice to Landlord specifying that a delay has occurred because of actions, inaction or circumstances specified in the notice in reasonable detail and Landlord has failed to cure the same within five (5) days thereafter.
     3.10 “Force Majeure Delays” means any actual delay in the construction of the Landlord’s Work (other than Landlord Delays and Tenant Delays) occasioned by any cause whatsoever not within the control of Landlord and/or Landlord’s Contractors and which Landlord and/or Landlord’s Contractors could not, by reasonable diligence, have avoided, including, but not limited to, delays caused or contributed to by governmental or quasi-governmental entities, vandalism, fire, or other casualty, labor disputes, adverse weather, and acts of God. Such acts, omissions or circumstances, however, shall not relieve Landlord of liability in the event of its failure to use reasonable diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch and to give notice and full particulars of the same in writing to Tenant as soon as possible after the occurrence of the cause relied on. The requirement that any force majeure be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party or parties. Landlord agrees that any delays relating to the funding or financing of Landlord’s Work shall not constitute “Force Majeure Delays” hereunder.
     3.11 Tenant will indemnify, defend and hold harmless Landlord, its Building Manager, and Landlord’s Contractors from and against liability, costs or expenses, including attorneys’ fees on account of damage to the person or property of any third party arising out of, or resulting from the performance of the Tenant’s Finish Work. Tenant will also repair or cause to be repaired at its expense all damage caused to the Premises by Tenant’s Contractors or its subcontractors.
     3.12 Upon Tenant’s written request, Landlord will, during completion of the Tenant’s Finish Work and immediately thereafter, reasonably cooperate in the balancing of the Building HVAC system serving the Premises at Tenant’s sole cost and expense. Subject to Landlord’s payment of the Finish Allowance, Tenant will pay all such reasonable expenses within ten (10) days after billing from Landlord with reasonable supporting documentation.
     3.13 Tenant will indemnify, defend and hold harmless Landlord, its Building Manager, and Landlord’s Contractors from and against liability, costs or expenses, including attorneys’ fees on account of damage to the person or property of any third party arising out of, or resulting from the performance of the Tenant’s Finish Work, including, but not limited to, mechanics’ or other liens or claims (and all costs associated therewith). Tenant will also repair or cause to be repaired at its expense all damage caused to the Premises by Tenant’s Contractors or its subcontractors. Further, Landlord will have the right, in accordance with Section 12.3 of the Lease, to post and maintain notices of non-liability.
     3.14 Tenant shall submit to Landlord within thirty (30) days after completion of all work, one (1) reverse mylar sepia and a CD or DVD disk containing both CAD and PDF electronic files of the as built drawings (i.e., the Architectural Drawings showing all changes thereon).
     3.15 Each party authorizes the other to rely in connection with their respective rights and obligations under this Section 3.15 upon approval and other actions on the party’s behalf by Landlord’s Representative in the case of Landlord or Tenant’s Representative in the case of Tenant or by any person designated in substitution or addition by notice to the party relying. “Landlord’s Representative” shall mean Dean Barber. “Tenant’s Representative” shall mean Tom Howd or any other party he may designate in a writing delivered to Landlord.
     3.16 All notices required hereunder will be in writing in accordance with the terms and provisions of Section 29.2 of the Lease.
Very truly yours,
MCWHINNEY 409CC, LLC, a Colorado limited
liability company

By:	McWhinney Real Estate Services, Inc., a Colorado corporation, Manager

By:	/s/ Douglas L. Hill
Douglas L. Hill, Chief Operating Officer
"Landlord"

ACCEPTED AND APPROVED this 30th day
of    May    , 2008.
CONSTANT CONTACT, INC.,
a Delaware corporation

By:	/s/ Gail F. Goodman

Print Name: Gail F. Goodman
Print Title: President and CEO

“Tenant"
LIST OF EXHIBITS

Exhibit A	Landlord’s Work
Exhibit B	Space Plan and Architectural
Drawings Requirements
Exhibit C	Landlord’s Requirements of Contracts
Exhibit D	Form of Lien Waivers
Exhibit E	Construction Schedule
Exhibit F	Site Plan

EXHIBIT E TO LEASE
INITIAL LANDLORD’S WORK
[Intentionally Omitted]

EXHIBIT F TO LEASE
LANDLORD’S OPERATING EXPENSE ESTIMATE
[Intentionally Omitted]

EXHIBIT G TO LEASE
APPROVED LOCATION OF CERTAIN TENANT IMPROVEMENTS
[Intentionally Omitted]

EXHIBIT H TO LEASE
PARKING LOT
[Intentionally Omitted]

EXHIBIT I TO LEASE
EXPANSION PARCEL
[Intentionally Omitted]

EXHIBIT J TO LEASE
RULES AND REGULATIONS
[Intentionally Omitted]

EXHIBIT K TO LEASE
TITLE RESTRICTIONS
[Intentionally Omitted]